                                                                    EXHIBIT 28

FINANCIAL HIGHLIGHTS

- ----------------------------------------------------------------------------------------------------------------
                                                                              Year Ended Last Friday in December
                                --------------------------------------------------------------------------------
(Dollars in Thousands,
Except Per Share Amounts)               1989             1990             1991             1992             1993
- ----------------------------------------------------------------------------------------------------------------
                                  (52 Weeks)       (52 Weeks)       (52 Weeks)       (52 Weeks)       (53 Weeks)
OPERATING
  RESULTS
Total Revenues                  $ 11,273,223     $ 11,147,229     $ 12,352,812     $ 13,412,668     $ 16,588,177
Net Revenues                    $  5,902,195     $  5,783,329     $  7,246,468     $  8,577,401     $ 10,558,230
Net Earnings
  (Loss)                        $   (213,385)    $    191,856     $    696,117     $    893,825     $  1,358,939
Return on Average
  Assets                                  (a)             0.3%             0.8%             0.8%             1.0%
Return on Average
  Common
  Stockholders'
  Equity                                (7.4)%            5.8%            20.8%            22.0%            27.3%
- ----------------------------------------------------------------------------------------------------------------
FINANCIAL
  POSITION
Total Assets                    $ 63,942,263     $ 68,129,527     $ 86,259,343     $107,024,173     $152,910,362
Total Stockholders'
  Equity                        $  3,151,343     $  3,225,430     $  3,818,088     $  4,569,104     $  5,485,913
- ----------------------------------------------------------------------------------------------------------------
PER COMMON
  SHARE (b)
Primary Earnings
  (Loss)                        $      (1.16)    $        .80     $       3.01     $       3.92     $       5.98
Fully Diluted
  Earnings (Loss)               $      (1.16)    $        .80     $       2.95     $       3.91     $       5.95
Dividends Paid                  $        .50     $        .50     $        .50     $       .575     $        .70
Book Value                      $      14.26     $      14.99     $      17.88     $      21.37     $      26.17
- ----------------------------------------------------------------------------------------------------------------
OTHER STATISTICS
Assets Under
  Management                    $ 98,000,000     $110,000,000     $123,000,000     $138,000,000     $160,000,000
Assets in
  Domestic
  Private Client
  Accounts                      $334,000,000     $356,000,000     $417,000,000     $456,000,000     $511,000,000
Assets in
  Worldwide
  Private Client
  Accounts                      $349,000,000     $372,000,000     $435,000,000     $476,000,000     $536,000,000
- ----------------------------------------------------------------------------------------------------------------
COMMON SHARES
  OUTSTANDING (c)                205,382,754      199,669,270      205,443,636      207,202,688      203,989,691
- ----------------------------------------------------------------------------------------------------------------

(a) As a result of the net loss in 1989, this ratio is not meaningful.
(b) All share and per share data have been restated for the two-for-one common stock split (see Stockholders' Equity Note to the Consolidated Financial Statements).
(c) Does not include 18,653,462, 16,071,968, 13,636,820, 11,201,672 and
    8,932,332 unallocated shares held in the Employee Stock Ownership Plan at year-end 1989, 1990, 1991, 1992 and 1993, respectively, which are not considered outstanding for accounting purposes.



                        [GRAPHIC NO. 1 TO APPEAR HERE]

                        [GRAPHIC NO. 2 TO APPEAR HERE]

SELECTED FINANCIAL DATA

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended Last Friday in December
                                               --------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)       1993             1992             1991             1990             1989
- -------------------------------------------------------------------------------------------------------------------------------
                                                 (53 Weeks)       (52 Weeks)       (52 Weeks)       (52 Weeks)       (52 Weeks)
OPERATING RESULTS

Revenues                                       $ 16,588,177     $ 13,412,668     $ 12,352,812     $ 11,147,229     $ 11,273,223
  Interest Expense                                6,029,947        4,835,267        5,106,344        5,363,900        5,371,028
                                               ------------     ------------     ------------     ------------     ------------
Net Revenues                                     10,558,230        8,577,401        7,246,468        5,783,329        5,902,195
Non-Interest Expenses                             8,133,422        6,956,012        6,229,050        5,501,001        6,060,581
                                               ------------     ------------     ------------     ------------     ------------
Earnings (Loss) Before Income Taxes,
 Cumulative Effect of Changes in
  Accounting Principles and
   Discontinued Operations                        2,424,808        1,621,389        1,017,418          282,328         (158,386)
Income Tax Expense                                1,030,449          668,984          321,301           90,472           58,980
                                               ------------     ------------     ------------     ------------     ------------
Earnings (Loss) Before Cumulative
 Effect of Changes in Accounting
  Principles and Discontinued Operations       $  1,394,359     $    952,405     $    696,117     $    191,856      $  (217,366)
                                               ============     ============     ============     ============     ============
Net Earnings (Loss)                            $  1,358,939     $    893,825     $    696,117     $    191,856      $  (213,385)
                                               ============     ============     ============     ============     ============
Net Earnings (Loss) Applicable to
 Common Stockholders                           $  1,353,558     $    887,486     $    678,392     $    167,932      $  (235,401)
                                               ============     ============     ============     ============     ============
- -------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION

Total Assets                                   $152,910,362     $107,024,173     $ 86,259,343     $ 68,129,527     $ 63,942,263
Short-Term Borrowings (a)                      $ 79,632,477     $ 51,179,530     $ 38,697,544     $ 27,340,915     $ 28,558,220
Long-Term Borrowings                           $ 13,468,900     $ 10,871,100     $  7,964,424     $  6,341,559     $  6,897,109
Total Stockholders' Equity                     $  5,485,913     $  4,569,104     $  3,818,088     $  3,225,430     $  3,151,343
- -------------------------------------------------------------------------------------------------------------------------------
TAX INFORMATION

Other Taxes, Principally Payroll and
 Property                                      $    223,377     $    221,930     $    191,291     $    169,457     $    177,780
Total Taxes (b)                                $  1,253,826     $    890,914     $    512,592     $    259,929     $    236,760
- -------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA

Primary:
  Earnings (Loss) Before Cumulative
   Effect of Changes in Accounting
    Principles and Discontinued
     Operations                                $       6.14     $       4.18     $       3.01     $        .80      $     (1.18)
                                               ============     ============     ============     ============     ============
  Net Earnings (Loss)                          $       5.98     $       3.92     $       3.01     $        .80      $     (1.16)
                                               ============     ============     ============     ============     ============
Fully Diluted:
  Earnings (Loss) Before Cumulative
   Effect of Changes in Accounting
    Principles and Discontinued
     Operations                                $       6.11     $       4.17     $       2.95     $        .80      $     (1.18)
                                               ============     ============     ============     ============     ============
  Net Earnings (Loss)                          $       5.95     $       3.91     $       2.95     $        .80      $     (1.16)
                                               ============     ============     ============     ============     ============
Book Value                                     $      26.17     $      21.37     $      17.88     $      14.99     $      14.26
Total Taxes (b)                                $       5.54     $       3.94     $       2.27     $       1.23     $       1.16
Dividends Paid                                 $        .70     $       .575     $        .50     $        .50     $        .50
Weighted Average Shares Outstanding:
  Primary                                       226,331,000      226,402,000      225,350,000      211,052,000      203,718,000
  Fully Diluted                                 227,480,000      226,854,000      229,916,000      211,052,000      203,718,000
Shares Outstanding at Year-End (c)              203,989,691      207,202,688      205,443,636      199,669,270      205,382,754
- -------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS

Pretax Margin (e)                                      23.0%            18.9%            14.0%             4.9%              (d)
Profit Margin (f)                                      13.2%            11.1%             9.6%             3.3%              (d)
Common Dividend Payout Ratio                           10.9%            13.5%            15.2%            61.8%              (d)
Return on Average Assets                                1.0%             0.8%             0.8%             0.3%              (d)
Return on Average Common Stockholders'
 Equity                                                27.3%            22.0%            20.8%             5.8%            (7.4)%
Leverage                                               27.4x            25.1x            24.1x            22.9x            20.2x
Adjusted Leverage (g)                                  16.6x            15.9x            16.3x            15.3x            13.8x
- -------------------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS

Number of Full-Time Employees                        41,900           40,100           38,300           39,000           41,200
Number of Financial Consultants and
 Account Executives                                  13,100           12,700           12,100           11,800           12,300
Number of Sales Offices:
  Domestic                                              460              460              460              460              465
  International                                          50               50               50               50               55
- -------------------------------------------------------------------------------------------------------------------------------

(a) Short-Term Borrowings include repurchase agreements, and commercial paper and other short-term borrowings.

(b) Excludes $25,075 and $73,065 of income taxes in 1993 and 1992, respectively, related to the cumulative effect of changes in accounting principles. Excludes income taxes of $2,883 in 1989 associated with the discontinued operations of Fine Homes International, L.P.

(c) Does not include 8,932,332, 11,201,672, 13,636,820, 16,071,968, and
    18,653,462 unallocated shares held in the Employee Stock Ownership Plan at year-end 1993, 1992, 1991, 1990 and 1989, respectively, which are not considered outstanding for accounting purposes.

(d) As a result of the net loss in 1989, this ratio is not meaningful.

(e) Earnings Before Income Taxes, Cumulative Effect of Changes in Accounting Principles, and Discontinued Operations to Net Revenues.

(f) Earnings Before Cumulative Effect of Changes in Accounting Principles and Discontinued Operations to Net Revenues.

(g) Average total assets less resale agreements and securities borrowed, to average total stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS ENVIRONMENT

Merrill Lynch & Co., Inc. and its subsidiaries (collectively referred to as the "Corporation") conduct their businesses in global financial markets that are influenced by a number of factors including economic conditions, political events, and investor sentiment. The reaction of issuers and investors to a particular condition or event is unpredictable and can create volatility in the marketplace. While higher volatility can increase risk, it also increases order flow, which drives many of the Corporation's businesses. Other market and economic conditions, including the liquidity of secondary markets, the level and volatility of interest rates, currency and security valuations, competitive conditions, and the size, number and timing of transactions may also affect earnings. As a result, revenues and net earnings can vary significantly from year to year, and from quarter to quarter.

    For the third consecutive year, securities firms in the United States posted record profits. In 1993, the securities industry continued to benefit from favorable market conditions in the U.S. and further expansion of international market activities. The combination of historically low interest rates, the continued restructuring of corporate balance sheets, steady economic improvement in the United States, and the growth in emerging market financings, particularly privatizations, contributed to robust underwriting activity. The aggregate volume of new stock and bond issues established new records both in the U.S.
and worldwide. Fees generated from the underwriting of equities (including initial public offerings), high-yield bonds, and Eurobonds reached new highs industrywide.

    Emerging market financings continued to grow due to the development of capital markets in countries such as China and the growing need for additional foreign capital and investment. Emerging market countries improved existing infrastructures and privatized state-owned industries through global financings. Demand for financing through privatizations, particularly in Latin America, Europe, and China remained strong and is expected to be a growing source of underwriting activity for the industry in the near term. In the second half of 1993, merger and acquisition activity rebounded, benefiting from telecommunication and health care related consolidations.

    The institutional investor market remained strong and was buoyed by increasing cross-border and secondary trading activity, expanding investor portfolios, and growing mutual funds. Trading in swaps and other derivatives, including structured transactions, remained strong as investors used these products to manage interest rate and currency risks, improve yields, and diversify their investments.

    Individual investors continued to diversify their holdings seeking both domestic and international investment opportunities. Investors steadily moved away from lower-yielding, short-term investments and, instead, redeployed assets into equities, corporate and municipal bonds, and an assortment of domestic and international mutual funds. Consequently, revenues from commissions, principal transactions, and fee-based services advanced as a result of increased investor activity.

    The Corporation recognizes that market and economic conditions can change and continues to focus on those factors that help reduce the impact of the cyclical nature of markets on profitability. These factors include managing risks, controlling costs, expanding fee-based businesses, linking compensation to profitability, evaluating businesses based on performance criteria, and restructuring or exiting those businesses that fail to consistently achieve measurement standards and strategic objectives.

RESULTS OF OPERATIONS

Favorable markets, continued cost control, risk management, and strong market share contributed to the Corporation's record performance in 1993. Net earnings were a record $1.36 billion or $5.98 per common share primary ($5.95 fully diluted), up 52% above the $893.8 million or $3.92 per common share primary ($3.91 fully diluted) reported in 1992. In 1991, net earnings were $696.1 million or $3.01 per common share primary ($2.95 fully diluted). On October 11, 1993, the Corporation's Board of Directors declared a two-for-one common stock split, effected in the form of a 100% stock dividend, paid on November 24, 1993 (see Stockholders' Equity in the Notes to Consolidated Financial Statements). All share and per share data presented herein have been restated for the effect of the common stock split.

    The 1993 results include the early adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of this change in accounting principle decreased 1993 earnings by $35.4 million ($60.5 million before income taxes), or $.16 per common share primary and fully diluted. Earnings before the cumulative effect charge were $1.39 billion or $6.14 per common share primary ($6.11 fully diluted).

    Results for 1993 also include a non-recurring first quarter pretax lease charge totaling $103.0 million ($59.7 million after income taxes), related to the Corporation's decision not to occupy certain space at its World Financial Center Headquarters ("Headquarters") facility. This space was made available for sublease as a result of continued streamlining of operations and the declining number of employees at the Headquarters location. An agreement to sublet this space was executed in the 1993 fourth quarter.

    In 1992, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of these changes in accounting principles reduced 1992 earnings by $58.6 million or $.26 per common share primary and fully diluted. Earnings before the cumulative effect adjustment were $952.4 million or $4.18 per common share primary ($4.17 fully diluted).

    Pretax earnings were a record $2.42 billion, up 50% over the $1.62 billion reported in 1992. In 1991, pretax earnings were $1.02 billion. The pretax profit margin on net revenues rose to 23.0% in 1993 from 18.9% in 1992 and 14.0% in 1991.

    Total revenues for 1993 were a record $16.59 billion, advancing 24% and 34%, respectively, from those reported in the previous two years. Revenue growth was broad-based, with records established in virtually all categories. Net revenues (revenues after interest expense) grew to $10.56 billion, exceeding 1992 and 1991 amounts by 23% and 46%, respectively.

                       [GRAPHIC NO. 3 TO APPEAR HERE]

    Non-interest expenses were $8.13 billion, increasing 17% and 31% from those reported in 1992 and 1991, respectively. Excluding the non-recurring 1993 first quarter lease charge of $103.0 million, non-interest expenses were up only 15% from 1992. Incentive and production-related compensation, communications costs, brokerage, clearing and exchange fees, and certain advertising and market development expenses all rose due to increased business volume. Other non-interest expenses, which include base salaries, payroll taxes, benefits costs and all remaining expense categories, increased 12% over 1992 and 23% above 1991 levels. Many of these expense categories, including advertising and market development and professional fees, contain discretionary components that can be reduced if business conditions change.

    The Corporation capitalized on strong markets during the past three years. At the same time, emphasis on managing and controlling costs has continued to positively influence the bottom line. After-tax profit margins have steadily improved, rising to 13.2% (12.9% after the cumulative effect of accounting change) in 1993 from 11.1% (10.4% after the cumulative effect of accounting changes) in 1992, and 9.6% in 1991. The Corporation's return on average common stockholders' equity climbed to 27.3% in 1993, compared with 22.0% and 20.8% in 1992 and 1991, respectively.

    In 1993, the Corporation reclassified certain income statement and balance sheet categories. Prior years' financial statements have been reclassified to conform to the presentation for the current period. (See Basis of Presentation in the Notes to Consolidated Financial Statements.)

    The following discussion highlights in more detail changes in the major categories of revenues and expenses and other pertinent information on the Corporation's business activities.

COMMISSIONS

Commission revenues advanced 19% in 1993 to $2.89 billion, due primarily to the continued growth of listed securities transactions and increased sales of mutual funds, regulated commodities contracts, and over-the-counter securities.

    Commissions from listed securities increased 23% from 1992 to $1.41 billion as investors remained active in the equity markets. Market participation increased as investors continued to reposition their investment portfolios to enhance potential yield and growth opportunities. In 1993, the average daily trading volume on the New York Stock Exchange ("NYSE") increased 29% from 1992 to 260 million shares. The Dow Jones Industrial Average ("DJIA") average daily closing index, a measure of share prices, was 3,522, 7% above the 1992 average daily close. The Corporation's 1993 market share of publicly listed NYSE equity volume was approximately 10%, down slightly from 1992.

    Mutual fund commissions rose 27% in 1993 to $846 million. Individual investors continued shifting maturing certificates of deposits and other low-yielding cash investments into domestic and global equity mutual funds and, to a lesser extent, fixed-income mutual funds. As a result, revenues from sales of front-end funds increased 30% over 1992 to $500 million. Moreover, strong current and prior-period sales led to a 31% increase to $297 million in distribution fees from deferred-charge funds. Redemption fees declined 10% to $49 million from the prior year.

    Other commissions consisted primarily of money market, commodities, over-the-counter, and option products. In 1993, other commissions increased 5% to $639 million on the strength of higher commodity and over-the-counter transactions, partially offset by lower commission revenues from retail money market instruments.

    In 1992, commission revenues advanced 12% from 1991, primarily as a result of the growth in listed securities transactions and sales of mutual funds. Listed securities commissions benefited from higher NYSE volume and increased market participation by individual investors. Mutual fund commissions advanced due to investors shifting assets from low interest-yielding short-term investments to potentially higher-yielding equity and fixed-income mutual funds. Other commission revenues increased 4% from 1991 levels.

    At year-end 1993, the Corporation had approximately 13,100 Private Client Financial Consultants and Institutional Account Executives worldwide, compared with 12,700 at year-end 1992 and 12,100 at year-end 1991.

INTEREST AND DIVIDENDS

Significant components of interest and dividend revenues and interest expense for 1993, 1992, and 1991 follow:

- ---------------------------------------------------------
(IN MILLIONS)                      1993     1992     1991
- ---------------------------------------------------------
Interest and dividend revenues:
Trading inventories              $2,437   $2,007   $1,697
Resale agreements                 1,124    1,066    1,302
Securities borrowed               1,521      823      616
Margin lending                      779      598      569
Other                             1,238    1,312    1,577
- ---------------------------------------------------------
Subtotal                          7,099    5,806    5,761
- ---------------------------------------------------------
Interest expense:
Borrowings                        2,515    1,697    1,653
Repurchase agreements             1,383    1,225    1,489
Commitments for securities
 sold but not yet purchased       1,252      931      727
Other                               880      982    1,237
- ---------------------------------------------------------
Subtotal                          6,030    4,835    5,106
- ---------------------------------------------------------
Net interest and dividend
 profit                          $1,069   $  971   $  655
                                 ======   ======   ======
- ---------------------------------------------------------

    Interest and dividend revenues increased 22% in 1993 to $7.10 billion, due to increases in collateralized lending activities, and higher levels of other interest-earning assets, principally inventories. Interest expense, which includes dividend expense, increased 25% to $6.03 billion as a result of increases in collateralized borrowing activities and higher levels of interest-bearing liabilities. In 1993, net interest and dividend profit advanced 10% from 1992 to a record $1.07 billion. Contributing to these strong results were the expansion of collateralized borrowing and lending activities, growth in trading inventories and on-balance sheet hedges, the increased availability of interest-free funds due to a larger equity base, and reduced funding costs due to lower interest rates and improved credit ratings.

    In 1992, net interest and dividend profit advanced 48% over 1991 to $971 million primarily as a result of higher balance sheet levels, increases in equity capital and improved rate spreads due to lower funding costs.

PRINCIPAL TRANSACTIONS

Principal transactions revenues reached record levels in 1993, up 35% to $2.92 billion from the prior record set in 1992, primarily due to increases in customer order flow, tighter credit spreads, and favorable trading results. Fixed-income and foreign exchange trading revenues, in the aggregate, increased 33% to $2.18 billion on higher revenues from swaps and derivatives, corporate bonds and preferred stocks, and non-U.S. governments and agencies. These advances were somewhat offset by decreases in mortgage-backed products and foreign exchange trading.

    Swaps and derivatives revenues continued to grow in 1993 and represented 26% of total principal transactions revenues (see discussion on Derivative Financial Instruments on page 41). Swaps and derivatives revenues have benefited from increased volume and market growth, as well as an expanding product base. The advance in swaps and derivatives was due to higher revenues from both dollar and non-dollar swap trading activities, as well as increased revenues from equity derivatives. Dollar swap trading revenues increased as issuers and investors looked to hedge interest rate risk, while non-dollar swap trading revenues benefited from investor and issuer demand, and favorable trading results. In addition, equity derivative revenues rose due to investor demand for equity-linked products.

    Corporate bond and preferred stock revenues, in the aggregate, increased 100% to $376 million due to increased trading volume and tighter credit spreads. Non-U.S. government and agency revenues rose 185% to $175 million, benefiting from increased volume due to lower interest rates on foreign government bonds, and higher revenues from over-the-counter options. Mortgage-backed principal transactions revenues continued to be negatively affected, in part, by prepayments, refinancings, and the accounting effect of dollar roll transactions. (See discussion below on relationship between principal transactions and net interest.) In 1993, mortgage-backed principal transactions revenues were essentially break-even; net revenues including related hedges and net interest, however, were positive, although 22% below 1992 record levels. Municipal and money market instruments principal transactions revenues rose 20% and 95%, respectively, on the strength of increased client demand for tax-exempt securities and improved trading in fixed- and floating-rate medium-term notes. Foreign exchange trading revenues declined 16% from 1992 record levels to $128 million as a result of lower volatility in European currencies.

    Equity revenues rose 39% to $744 million, principally on the strength of a 78% increase in revenues from international equities and a 24% improvement in revenues from U.S. over-the-counter markets. Over-the-counter equities trading revenue benefited from increased volume, as 1993 NASDAQ average daily trading volume rose 37%.

    Trading, hedging, and financing activities affect the recognition of both principal transactions revenues and net interest and dividend profit. In assessing the profitability of financial instruments, the Corporation views net interest and principal transactions components in the aggregate. For financial reporting purposes, however, realized and unrealized gains and losses on trading positions, including hedges, are recorded in principal transactions revenues. The net interest carry (e.g., the spread representing interest earned versus financing costs on financial instruments) for trading positions, including hedges, is recorded as either principal transactions revenues or net interest profit, depending on the nature of the specific position. Interest income or expense on a U.S. Treasury security, for example, is reflected in net interest, while the gain or loss is included in principal transactions. Financial instruments requiring forward settlement, such as mortgage-backed "to be announced" mortgage pools, have interest components built into their market value; any change in the market value, however, is recorded in principal transactions revenues. Changes in the composition of trading inventories and hedge positions can cause the recognition of revenues within these categories to fluctuate. Consequently, net interest and principal transactions revenue components should be evaluated collectively.

    In 1992, principal transactions revenues increased 14% from 1991 to $2.17 billion. Fixed-income and foreign exchange trading revenues, in the aggregate, advanced 16% as a result of substantially higher revenues from swaps and derivatives, which represented 22% of total principal transactions revenues, and increased revenues from foreign exchange. Foreign exchange revenues rose due to increased volume, as investors were active in the currency markets due to European monetary volatility. Equities revenues rose 8% from 1991 due primarily to increased activity in the over-the-counter and international equity markets, principally related to client order flow.

    The table below provides information on aggregate trading profits, including net interest. Principal transactions revenues amounts are derived from external reporting categories, while interest revenue and expense components are based on management's assessment of the cost to finance trading positions, which considers the underlying liquidity of these positions.

- -------------------------------------------------------------------
                             Principal   Net Interest           Net
                          Transactions        Revenue       Trading
(IN MILLIONS)                  Revenue      (Expense)       Revenue
- -------------------------------------------------------------------
1993
Fixed-income and foreign
  exchange                      $1,415           $412        $1,827
Swaps and derivatives(1)           761             (8)          753
Equities                           744             (9)          735
                                ------           ----        ------
TOTAL                           $2,920           $395        $3,315
                                ======           ====        ======
- -------------------------------------------------------------------
1992
Fixed-income and foreign
  exchange                      $1,146           $368        $1,514
Swaps and derivatives(1)           486             63           549
Equities                           534            (12)          522
                                ------           ----        ------
TOTAL                           $2,166           $419        $2,585
                                ======           ====        ======
- -------------------------------------------------------------------
1991
Fixed-income and foreign
  exchange                      $1,119           $221        $1,340
Swaps and derivatives(1)           291              2           293
Equities                           496            (36)          460
                                ------           ----        ------
TOTAL                           $1,906           $187        $2,093
                                ======           ====        ======
- -------------------------------------------------------------------

(1) Swaps and derivatives revenues include transactions recorded by the Corporation's primary derivative subsidiaries.

INVESTMENT BANKING

Investment banking revenues climbed 23% in 1993 to a record $1.83 billion, surpassing the prior record established in 1992. Underwriting revenues advanced 26% to $1.65 billion in 1993 as the aggregate volume of global debt and equity issuances industrywide exceeded the prior year's record by 36%. Market conditions in 1993 were similar in many respects to those of 1992, with low interest rates and higher share prices the key factors behind the surge in volume. Companies continued to refinance their balance sheets, retiring higher interest-bearing debt with lower rate issuances, or raising capital through equity offerings. Investor demand remained strong for equities and high-yield bonds which offered the potential for increased returns, compared with other investment alternatives.

    In 1993, emerging market financings in Latin America and China produced some of the significant deals of the year and, in the current environment, should continue to be a growth sector within underwriting revenues. Demand for global issues was strong, as investors continued to diversify their worldwide holdings. Favorable markets also benefited convertible and corporate bond offerings, and private placement issuances.

    The Corporation retained its position as top underwriter of domestic securities for the sixth consecutive year and leader of global offerings for the fifth consecutive year. In 1993, the Corporation brought to market $193 billion of securities worldwide. The Corporation's domestic and global share of underwriting volume was virtually unchanged in 1993; 16.3% and 12.8%, respectively, versus 16.5% and 13.0% in the year-earlier period.

    Strategic services revenues, which include fees for debt restructuring, merger and acquisition activity and other advisory services, grew 5% to $184 million in 1993. Merger and acquisition activity and advisory fee services increased in the second half of 1993, benefiting from services provided to industrial corporations.

    In 1992, investment banking revenues increased 26% from 1991 to $1.48 billion, due primarily to higher revenues from the underwriting of equities, preferred stock, corporate debt, and high-yield and municipal bonds. Revenues from strategic services rose 13% in 1992 but remained at historically low levels.

ASSET MANAGEMENT AND PORTFOLIO SERVICE FEES

Revenues from asset management and portfolio service fees rose 24% in 1993 to a record $1.56 billion, principally as a result of increased fees earned from asset management activities, the Merrill Lynch Consults(Registered Trademark) ("ML Consults") portfolio management service, and other fee-based services.

    This revenue line now includes revenues from the Corporation's fee-based services, some of which were previously recorded in other revenues. Included in asset management and portfolio service fees are revenues from managing assets, custodial services, ML Consults, transfer agency, mortgage servicing, variable life and annuity insurance contracts, and various trust-related activities.

    Asset management fees, of which 87% are attributable to Merrill Lynch-sponsored mutual funds, increased to $706 million, up 21% from 1992, due primarily to growth in stock and bond funds.

    The Corporation's strategy of advising clients to (i) begin saving early and often to meet short- and long-term financial goals, (ii) assess and continuously re-evaluate retirement needs, and (iii) allocate assets by type (i.e., stocks, bonds, mutual funds) and by region (i.e., domestic and international) to achieve greater returns and diversification, has contributed to record levels of assets under management.

    Assets under management by Merrill Lynch Asset Management ("MLAM"), increased $22 billion or 16%, reaching $160 billion at year-end 1993. As indicated earlier, the increase was mostly attributable to stock and bond funds, which grew by $21 billion to $72 billion in 1993. Money market funds represented 41% of MLAM assets under management and totaled $66 billion in 1993, virtually unchanged from 1992 levels. Included in assets under management were $6 billion of investments of insurance subsidiaries. Investments of insurance subsidiaries managed by MLAM declined 22% from 1992 levels, due to the Corporation's previously announced decision to curtail activity in fixed-rate life insurance and annuities and, instead, focus on separate account variable insurance products.

    Revenues from ML Consults advanced 66% from 1992 to $294 million as a result of more accounts, increased assets, and higher asset values. At December 31, 1993, the total number of accounts was 87,000, an increase of 36% over 1992. Asset levels were up 38% to $16.9 billion at year-end 1993.

    Other fee-based revenues were up 13% from 1992 to $558 million due, in part, to increased revenues from mortgage servicing, insurance, and custodial fees for retirement accounts.

    In 1992, asset management and portfolio service fee revenues advanced 25% from 1991 to $1.25 billion due principally to the substantial growth of the ML Consults product, higher levels of assets under management and increases in CMA(Registered Trademark) revenues. In 1992, the number of ML Consults accounts increased nearly 160% from 1991 to 64,000, while related asset levels increased 135% to $12.2 billion. Assets under fee-based management by MLAM grew by $15 billion to $138 billion at year-end 1992, a 12% increase from year-end 1991. The advance in CMA revenues was partly attributable to a 25% increase in the annual fee initiated in September 1991 as well as growth in the number of client accounts.

OTHER REVENUES

Other revenues were up 1% in 1993 to $285 million. Other revenues include investment gains and losses, mortgage application and securities processing fees, and proxy activities.

    Contributing to the advance in other revenues were higher fees generated from growth in home equity loan activity, partially offset by higher net investment losses related primarily to provisions for merchant banking activities. Net investment losses totaled $133 million in 1993, compared with $120 million in 1992. Merchant banking loss provisions reflect adjustments to certain positions where the carrying value was in excess of the estimated net realizable value. Merchant banking positions are carried at lower of cost or estimated net realizable value. In certain instances, sales of merchant banking positions are subject to restrictions, limiting the Corporation's ability to dispose of these instruments until required holding periods expire. Management believes that such assets as currently valued are fairly stated. Nevertheless, as economic conditions change in 1994 and beyond, additional loss provisions may be required. (See discussion of Non-Investment Grade Holdings and Highly Leveraged Transactions.)

    In 1992, other revenues declined 17% from 1991 to $281 million due primarily to net investment losses related to merchant banking activities. Net investment losses increased by 154% from the $47 million reported in 1991, as provisions related to certain merchant banking positions increased.

NON-INTEREST EXPENSES

Non-interest expenses were up 17% over the prior year to $8.13 billion; excluding the 1993 first quarter non-recurring lease charge of $103.0 million, non-interest expenses increased 15%. The largest expense category, compensation and benefits, increased 20% from 1992 to $5.26 billion. The increase in compensation and benefits expense was due to heightened business activity which increased production-related compensation, a rise in incentive-related compensation linked to the Corporation's improved profitability and return on average common equity, and a 5% increase in the number of full-time employees. Benefits expense increased from 1992 due primarily to severance accruals for selected reductions in personnel, higher payroll taxes related to increased incentive and production-related compensation, and increased health care costs.

    In 1993, the Corporation selectively increased the number of full-time personnel from 40,100 at the end of 1992, to 41,900 at year-end 1993. This increase was primarily among revenue producers and sales assistants. Nevertheless, compensation and benefits as a percentage of net revenues declined to 49.8% in 1993 from 50.9% in 1992. This ratio has dropped in each of the last three years. The Corporation's ratio of support employees to producers and sales assistants, decreased from 1.38 to 1 in 1992 to 1.34 to 1 at year-end 1993. Excluding sales assistants, the ratio was 1.43 to 1 in 1993 versus 1.44 to 1 in 1992.

    Facilities-related costs, including occupancy, communications and equipment rental, and depreciation and amortization, increased 13% from a year ago (3% excluding the non-recurring lease charge). Occupancy rose 20% in 1993 as a result of the $103.0 million pretax non-recurring charge recorded in the 1993 first quarter related to the Corporation's decision not to occupy certain space at its Headquarters facility. An agreement to sublet this space was executed in the 1993 fourth quarter. Excluding this charge, occupancy expense declined 2%. Communications and equipment rental expenses were up 5% as a result of increased volume for market data and news services, and telephone charges. Depreciation and amortization expense rose 10%, primarily as a result of accelerated depreciation for the replacement of trading and client order processing equipment at various domestic and international locations. This equipment is being replaced for technology upgrades.

    Advertising and market development expenses rose 25% from 1992, reflecting higher sales promotion and recognition program costs for Financial Consultants tied to increased business activity. Travel costs were up as the increase in business volume required additional domestic and international travel. Certain discretionary national and local advertising campaigns also were expanded.

    Professional fees increased 13% from a year ago, due primarily to the increased use of system and management consultants for the technology upgrades noted earlier. Employment agency fees were also up due to the increase in the number of producer personnel hired during 1993, while other professional fees increased as a result of strategic market studies.

    Brokerage, clearing and exchange fees were up 1% from the prior-period as a result of increased trading volume, partially offset by reduced rates on renegotiated service agreements. Other expenses increased 5% principally as a result of additions to loss provisions related to litigation and claims (see Litigation in the Notes to Consolidated Financial Statements), while other loss provisions related to specific business activities declined significantly from 1992 levels.

    Non-interest expenses in 1992 increased 12% from 1991 to $6.96 billion. Favorable markets, increased business volume, and profitability contributed to higher compensation and benefits expense. Advertising and market development expenses increased due to higher sales promotions and Financial Consultant recognition costs tied to heightened business activity, and increases in discretionary national advertising. Brokerage, clearing and exchange fees also increased due to higher levels of business. Professional fees increased over 1991 levels due to increased systems and strategic development projects. Other expenses increased as a result of additions to loss provisions related to various business activities.

INCOME TAXES

The Corporation's income tax provision was $1.03 billion and represented a 42.5% effective tax rate. In 1992 and 1991, income tax provisions were $669 million and $321 million, respectively, representing effective tax rates of 41.3% in 1992 and 31.6% in 1991.

    In 1993, the Omnibus Budget Reconciliation Act (the "Revenue Act") was enacted. Under the Revenue Act, the Corporation's statutory income tax rate was increased to 35.0% retroactive to January 1, 1993. The increase in the Corporation's 1993 effective tax rate, compared with 1992, related primarily to the increase in the Federal statutory rate from 34.0% in 1992 to 35.0% in 1993.

    In 1992, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes." Previously, the Corporation accounted for income taxes in accordance with SFAS No. 96. As a result of adopting this accounting pronouncement, the Corporation recorded a $17.8 million cumulative effect benefit in 1992. The cumulative effect adjustment recognizes the utilization of previously unrecorded state and local tax benefits. The increase in the effective tax rate, compared with 1991, represented reduced availability of alternative minimum tax credits and net operating loss carryforwards. All available alternative minimum tax credits and net operating loss tax benefit carryforwards from prior years were utilized by the end of 1992.

    Income tax expense in 1991 reflected the utilization of previously unrecognized tax benefits.

STOCKHOLDERS' EQUITY

Stockholders' equity at December 31, 1993 increased 20% to $5.49 billion from the $4.57 billion reported at year-end 1992. The increase in 1993 was principally the result of net earnings, less common and preferred dividends declared by the Corporation, partially offset by an increase in treasury stock related primarily to the Corporation's share repurchase program. On December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities," which increased stockholders' equity, net of applicable income taxes, by $21 million (see Accounting Changes in the Notes to Consolidated Financial Statements).

    In the 1993 fourth quarter, the Corporation's Board of Directors declared a two-for-one common stock split effected in the form of a 100% stock dividend. In the second quarter of 1993, stockholders of the Corporation approved an increase in the authorized number of common stock from 200 million to 500 million shares. In addition, 1,637,314 shares of common stock were issued related to certain employee benefit plans.

    The Corporation granted a total of approximately 1.8 million shares of common stock during 1993 to certain employees under the Long-Term Incentive Compensation Plan and Equity Capital Accumulation Plan.

    In 1993, the Corporation repurchased approximately 0.1 million shares of common stock at an average cost of $33.65 per share to meet share requirements under the Employee Stock Purchase Plan and an additional 16.2 million shares at an average price of $42.59 per share for other employee benefit plans, and general corporate purposes.

    At December 31, 1993, total common shares outstanding, excluding the unallocated Employee Stock Ownership Plan ("ESOP") reversion common shares, amounted to 204.0 million, down 2% from the 207.2 million shares outstanding at December 25, 1992. Including unallocated ESOP shares, total outstanding common shares amounted to 212.9 million at year-end 1993. Total outstanding common shares, including unallocated ESOP shares, and commitments for shares related to employee benefit plans approximated 319.2 million at December 31, 1993.

LIQUIDITY AND LIABILITY MANAGEMENT

The primary objective of the Corporation's funding policies is to assure liquidity at all times. To strengthen liquidity the Corporation maintains a strong capital base, issues term debt, obtains committed backup credit facilities, concentrates debt issuance through Merrill Lynch & Co., Inc., (the "Parent"), and pursues expansion and diversification of investors, funding instruments, and creditors.

    There are three key elements to the Corporation's liquidity strategy. The first is to maintain alternative funding sources such that all debt obligations maturing within one year, including commercial paper and the current portion of term debt, can be funded when due without issuing new unsecured debt or liquidating any business assets. The most significant alternative funding sources are the proceeds from executing repurchase agreements ("repos") and obtaining secured bank loans, both employing unencumbered investment-grade marketable securities. The calculation of proceeds available from repos and secured bank loans takes into account both a conservative estimate of excess collateral required by secured lenders, and regulatory restrictions on upstreaming cash from subsidiaries to the Parent. The ability to execute this secured funding is demonstrated by the Corporation's routine use of repo markets to finance inventory and by periodic tests of secured borrowing procedures with banks. Other alternative funding sources could include liquidating cash equivalents, securitizing additional home equity and Prime First(Registered Trademark) loans, and drawing upon committed unsecured credit facilities.

    As an additional measure, the Corporation regularly reviews its assets and liabilities to ascertain its ability to conduct core businesses without reliance on issuing new unsecured debt or drawing upon committed credit facilities for terms beyond one year. The composition of the Corporation's asset mix provides a great degree of flexibility in managing liquidity. The Corporation monitors the liquidity of assets, the quality of committed credit facilities and the overall level of term debt in assessing financial strength and capital adequacy at any point in time.

    The second element of the Corporation's liquidity strategy is to concentrate all general purpose borrowing at the Parent level, except where tax regulations or time differences make this impractical. The benefits of this guideline are:
a) the lower financing costs that result from the reduced risks of a diversified asset and business base; b) the simplicity, control and wider name recognition for banks, creditors and rating agencies; and c) the flexibility to meet variable funding requirements within subsidiaries.

    The third element is to expand and diversify funding sources and to maintain strict concentration standards for short-term lenders. The Corporation's short- and long-term funding programs benefit from the large, diversified customer base and financial creativity of the Corporation's capital market and private client operations. Commercial paper remains the Corporation's major source of short-term general purpose funding. Commercial paper outstanding totaled $14.9 billion at December 31, 1993 and $9.6 billion at December 25, 1992, which represented 10% and 9% of total assets at year-end 1993 and 1992, respectively. Through its own sales force, the Corporation markets its commercial paper to thousands of investors and is able to maintain tight concentration standards that include limits for any single investor. Total term debt issuance was a record in 1993 as the Corporation was active in both domestic debt markets and Euro markets through public and private placements. Foreign currencies and different interest rate indices were hedged to match the economic characteristics of the Corporation's assets. Outstanding term debt grew to $13.5 billion from $10.9 billion in 1992. During 1993, the Corporation issued $7.3 billion of long-term debt. During the same period, maturities and repurchases were $4.6 billion. In addition, approximately $580 million of the Corporation's securities held by subsidiaries were sold and $673 million were purchased. At December 31, 1993, $7.8 billion of term debt had maturity dates beyond one year, and the average maturity on all outstanding term debt was 2.9 years, compared with 2.8 years at year-end 1992.

CAPITAL RESOURCES AND CAPITAL ADEQUACY

The Corporation remains one of the most highly capitalized institutions in the U.S. securities industry with an equity base of $5.49 billion at December 31, 1993, including $5.29 billion in common equity, supplemented by $0.2 billion in preferred stock. The Corporation's overall capital needs are continually reviewed to ensure that its capital base can support the estimated needs of its businesses as well as the regulatory and legal capital requirements of subsidiaries. Based upon these analyses, management believes the Corporation's equity base is adequate.

ASSETS AND LIABILITIES

The Corporation manages its balance sheet and risk limits according to market conditions and business needs subject to profitability and control of risk. Asset and liability levels are primarily determined by order flow and fluctuate daily, sometimes significantly, depending upon volume and demand. The liquidity and maturity characteristics of assets and liabilities are monitored continuously. The Corporation uses average daily balances to monitor and manage the growth of its balance sheet. Average daily balances were derived from the Corporation's management information system which summarizes balances on a settlement date basis. Financial statement balances as required under generally accepted accounting principles are recorded on a trade date basis. The discussion that follows compares the changes in settlement date average daily balances, not year-end balances. The reasons underlying changes in average balances, however, are similar to changes in year-end balances.

    The increase in average balance sheet levels in 1993 was attributable to many factors, including investor demand, continued low interest rates, and hedge transactions. In 1993, average assets were $143 billion, up 36% from $105 billion in 1992. Average liabilities in 1993 rose 37% to $139 billion from $102 billion in 1992. The major components in the growth of average assets and liabilities are summarized as follows:












- ---------------------------------------------------
                                INCREASE
                              IN AVERAGE    PERCENT
                                  ASSETS   INCREASE
                              ----------   --------
(IN MILLIONS)
Trading inventories              $14,230         45%
Resale agreements                 12,630         53
Securities borrowed                7,200         44
Customer receivables               3,362         38
- ---------------------------------------------------

                                INCREASE
                              IN AVERAGE    PERCENT
                             LIABILITIES   INCREASE
                             -----------   --------
Repurchase agreements            $15,754         47%
Commercial paper and other
  short-term borrowings            8,385         50
Commitments for securities
  sold but not yet purchased       7,567         52
Long-term borrowings               2,894         29
- ---------------------------------------------------

    The Corporation's trading inventories increased due to continued demand for non-U.S. Government and agency securities, equities, and corporate debt. In 1993, the Corporation entered into certain trading strategies which required higher levels of trading inventories and related hedges.

    As recorded on the Consolidated Balance Sheets at December 31, 1993, trading inventories were $51.5 billion, up 63% from $31.7 billion at year-end 1992 primarily related to increased client order flow. Included in trading inventories were on-balance sheet hedges totaling $13.3 billion at December 31, 1993. Commitments for securities sold but not yet purchased were $21.7 billion at December 31, 1993, a 49% increase from year-end 1992. This advance was primarily due to increased hedge activity. At December 31, 1993, these hedges totaled $14.7 billion. The Corporation uses hedges principally to reduce risk in connection with its trading activities. Trading inventories were financed primarily with repurchase agreements.

    Funding sources continued to expand in 1993 and helped finance other portions of the Corporation's businesses. The Corporation diversified its funding base, increasing the number of commercial paper holders and used medium-term notes (included in long-term borrowings) to provide greater financing flexibility.

    In managing its balance sheet, the Corporation uses hedges, in part, to match-fund its interest-earning assets with interest-bearing liabilities. Match-funding, for example, is common in the resale/repo markets where securities received on resales are repoed to third parties, with an interest spread earned on these transactions. The Corporation is an active issuer of long-term debt, with the mix of long-term funding adjusted to match the lives of longer-term, less liquid assets and to strengthen overall liquidity.

    Customer receivables advanced as demand remained strong for equities, foreign securities, particularly emerging market issuances, and corporate and high-yield debt. In 1993, continued emphasis was also placed on collateralized lending activities to facilitate client demand. Securities borrowed increased primarily to facilitate deliveries to customers.

NON-INVESTMENT GRADE HOLDINGS AND HIGHLY LEVERAGED TRANSACTIONS

In the normal course of business, the Corporation underwrites, trades and holds non-investment grade securities in connection with its market-making, investment banking and derivative structuring activities. As a result of improved liquidity and credit ratings of issuers in this market, the Corporation has increased its non-investment grade trading inventories to satisfy client demand for higher-yielding investments. The growth in non-investment grade trading inventories is also attributable to the volume of domestic high-yield underwritings, which reached record levels industrywide. High-yield underwritings have increased as a result of issuers looking to refinance higher interest-bearing debt in an effort to improve their cash flows and balance sheets.

    For purposes of this discussion, non-investment grade securities have been defined as debt and preferred equity securities rated by Standard and Poor's as BB+ or lower and by Moody's as Ba1 or lower (or equivalent ratings for other instruments and non-U.S. securities), certain sovereign debt in emerging markets, amounts due under various derivative contracts from non-investment grade counterparties as well as non-rated securities which, in the opinion of management, are non-investment grade. At December 31, 1993, long and short non-investment grade inventories accounted for 4.6% of aggregate consolidated trading inventories, compared with 4.2% at year-end 1992 and 3.3% at year-end 1991. Non-investment grade trading inventories are carried at fair value.

    In conjunction with its investment and merchant banking activities, the Corporation provides financing and advisory services to, and invests in, companies entering into leveraged transactions. Examples of leveraged transactions may include leveraged buyouts, recapitalizations, and mergers and acquisitions. Merchant banking financings are extended on a select and limited basis. The Corporation provides extensions of credit to leveraged companies in the form of senior and subordinated debt, as well as bridge financing. Loans to highly leveraged companies are carried at unpaid principal balances less a reserve for estimated losses. The allowance for loan losses is estimated based on a review of each loan, and considerations of economic, market and credit conditions. At December 31, 1993, there were no bridge loans outstanding.

    The Corporation holds direct equity investments in leveraged companies, interests in partnerships that invest in leveraged transactions, and non-investment grade securities. Equity investments in privately held companies for which sale is restricted by government or contractual requirements are carried at the lower of cost or net realizable value. The Corporation has a co-investment arrangement to enter into direct equity investments and also has committed to participate in limited partnerships that invest in leveraged transactions.

    The Corporation's involvement in highly leveraged transactions and non-investment grade securities is subject to risks related to the creditworthiness of the issuers and the liquidity of the market for such securities, in addition to the usual risks associated with extending credit, investing, underwriting, and trading investment grade instruments. The Corporation recognizes such risks and, when possible, develops strategies to mitigate its exposures.

    The specific components and overall level of highly leveraged and non-investment grade positions may vary significantly from period to period as a result of inventory turnover, investment sales and asset redeployment. The Corporation continuously monitors credit risk by individual issuer and industry concentration. In addition, valuation policies provide for recognition of market liquidity, as well as the trading pattern of specific securities. In certain instances, the Corporation will hedge the exposure associated with owning a high-yield or non-investment grade position by selling short the related equity security, and in other instances, the Corporation uses non-investment grade inventories to reduce exposure related to structured derivative transactions.

    During the fourth quarter of 1993, the Corporation increased certain non-investment grade trading inventories (non-U.S. Governments and agencies) to accommodate demand for client order flow and to hedge the exposure arising from structured derivative trans-actions. For structured derivative transactions, collateral, consisting principally of U.S. Government securities, may be obtained to reduce credit risk.

    The Corporation's insurance subsidiaries hold non-investment grade securities. At December 31, 1993, non-investment grade insurance investments as a percentage of total insurance investments were 5.8%, compared with 4.5% at year-end 1992 and 5.6% at year-end 1991.

    At December 31, 1993, non-investment grade securities of insurance subsidiaries classified as trading or available-for-sale are carried at fair value. Prior to year-end 1993, investments of insurance subsidiaries were carried at amortized cost.

    A summary of the Corporation's non-investment grade holdings and highly leveraged transactions follows:

- -------------------------------------------------------------------
(IN MILLIONS)                                1993     1992     1991
- -------------------------------------------------------------------
Non-investment grade trading inventories   $3,129   $1,723   $  978
Non-investment grade commitments for
 securities sold but not yet purchased        214      209      150
Non-investment grade investments of
 insurance subsidiaries                       458      409      544
Loans (net of allowance for loan
 losses) (a)                                  435      822    1,081
Bridge loans                                   --       --       79
Equity investments (b)                        276      360      350
Partnership interests (c)                      92      120       97
- -------------------------------------------------------------------
Additional commitments to invest in
 partnerships (d)                          $   19   $   27   $   18
Additional co-investment commitments           49       89      185
Unutilized revolving lines of credit
 and other lending commitments                 49       75       67
- -------------------------------------------------------------------

(a) Represented outstanding loans to 42, 50, and 55 medium-sized companies at year-end 1993, 1992, and 1991, respectively.
(b) Invested in 82, 103, and 99 enterprises at year-end 1993, 1992, and 1991, respectively.
(c) Subsequent to year-end 1993, the Corporation increased its partnership interests by $15 million.
(d) Subsequent to year-end 1993, the Corporation had additional partnership commitments of up to $50 million.

    At December 31, 1993, the largest non-investment grade concentration consisted of various issues of a Latin American sovereign totaling $341 million, of which $146 million represented on-balance sheet hedges. No one industry sector accounted for more than 15% of total non-investment grade positions. Included in the table above are debt and equity securities of issuers who were in various stages of bankruptcy proceedings or in default. At December 31, 1993, the carrying value of these securities totaled $393 million, of which 59% resulted from the Corporation's market-making activities.

CASH FLOWS

Total cash and cash equivalents increased $532 million in 1993 to $1.78 billion. At year-end 1992, total cash and cash equivalents increased $178 million to $1.25 billion, while at year-end 1991, total cash and cash equivalents decreased $713 million to $1.07 billion.

    In 1993, cash provided by financing and investing activities was used for operating activities, while in 1992 and 1991, cash provided by financing activities was used for operating and investing activities.

    Cash used for operating activities totaled $17.1 billion in 1993 primarily reflecting increases in operating assets and liabilities consistent with the level of business activity. Increases in trading inventory levels of $19.8 billion, securities borrowed of $5.4 billion, other operating assets of $3.7 billion, and customer receivables of $3.5 billion were partially offset by increases in commitments for securities sold but not yet purchased of $7.1 billion, other operating liabilities of $4.4 billion and customer payables of $3.7 billion. Non-cash charges aggregating $1.5 billion were included in 1993 net earnings.

    In 1992, cash used for operating activities was $5.2 billion. Increases in trading inventory levels of $6.8 billion, customer receivables of $2.4 billion, securities borrowed of $1.7 billion and reductions in insurance liabilities of $1.2 billion were partially offset by increases in commitments for securities sold but not yet purchased of $5.0 billion. In 1992, non-cash charges included in net earnings were $1.8 billion. Cash used for operating activities in 1991 was $8.6 billion. Volume-related growth in trading inventories of $7.6 billion, securities borrowed of $4.1 billion and other assets of $2.9 billion were partially offset by increases in commitments for securities sold but not yet purchased and customer liabilities totaling $3.4 billion and $0.8 billion, respectively. In 1991, non-cash charges included in net earnings were $1.7 billion.

    In 1993, investing activities provided the Corporation with cash of $387 million, primarily representing net proceeds from maturities and net sales of insurance investments totaling $1.5 billion offset by net purchases of marketable investment securities, property, leasehold improvements and equipment, and other assets of $1.2 billion. Cash used for investing in 1992 and 1991 principally represented net purchases of marketable investment securities and investments of the Corporation's insurance subsidiaries totaling $229 million in 1992 and $1.2 billion in 1991.

    In 1993, $17.3 billion was provided by financing activities reflecting increases in repurchase agreements, net of resale agreements, and commercial paper and other short-term borrowings of $10.9 billion and $4.4 billion, respectively. Net long-term borrowing activities generated $2.6 billion. (See Long-Term Borrowings Note to Consolidated Financial Statements.) These funds were used to finance the growth in the Corporation's balance sheet.

    Financing activities provided the Corporation with $5.4 billion of cash in 1992. Proceeds from net short-term funding activities were $2.8 billion, while $2.9 billion was generated from net long-term borrowing activities. In 1991, financing activities provided the Corporation with $9.4 billion from various increases in short- and long-term borrowing activities.

NEW ACCOUNTING DEVELOPMENTS

BALANCE SHEET NETTING OF UNREALIZED GAINS AND LOSSES FOR OFF-BALANCE-SHEET TRANSACTIONS

Consistent with industry practice, the Corporation presents unrealized gains and losses for off-balance-sheet financial instruments, such as swaps and foreign exchange contracts, net on the balance sheet. Beginning in 1994, Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," requires the Corporation to report separately on the balance sheet unrealized gains as assets, and unrealized losses as liabilities. Netting will be permitted only when a legal right of setoff exists with the same counterparty under a master netting arrangement. If this requirement had been in effect at December 31, 1993, assets and liabilities would have increased approximately $6.7 billion.

ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This pronouncement, effective in 1995, establishes accounting standards for creditors of impaired loans. A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The statement requires measurement of impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of collateral held. This statement does not apply to large groups of consumer-type loans collectively evaluated for impairment, loans carried at fair value or lower of cost or fair value, leases or debt securities. This statement is not expected to have a material effect on the consolidated financial statements of the Corporation.

DERIVATIVE FINANCIAL INSTRUMENTS

Origination and trading of derivative financial instruments have grown steadily over the past decade. Derivative financial instruments, which include swaps, options, forwards and futures, are contracts based on an underlying asset (e.g., corporate bond), index (e.g., S&P 500) or reference rate (e.g., three-month LIBOR). Derivatives can be traded on an exchange or negotiated in the over-the-counter markets. Futures contracts, certain options and MITTS(Registered Trademark), a bond linked to the appreciation of an equity index or value of a portfolio of specified securities, are examples of exchange listed derivatives. Swap contracts, including swap options, caps and floors, and forward contracts, are examples of over-the-counter derivatives.

    Derivative transactions may have both on- and off-balance-sheet implications, depending upon the nature of the contract. Premiums on option contracts purchased, for example, are recorded in trading inventories, but futures contracts, excluding the unrealized gain or loss, are treated as off-balance sheet.

    Derivatives provide many benefits to participants by facilitating risk transfer and enhancing liquidity in the marketplace. For issuers, derivatives provide cost effective funding alternatives, while for investors, derivatives provide alternative investment options with potentially higher return opportunities and the ability to hedge risk. Market participants include dealers such as banks, insurance companies, and other financial institutions; and end-users such as corporations, governments, pension funds, and government agencies. Financial institutions benefit from derivatives both as an end-user and as a dealer. As a dealer, the Corporation trades derivatives and provides clients with customized financing products. These activities help strengthen existing client relationships. Derivatives also assist the Corporation in asset and liability management and reduce overall borrowing costs.

    Increased market participation and competition has helped to increase liquidity in conventional derivatives, such as interest rate swaps. Competition has also contributed to the development of more complex products structured for specific clients. Rapid growth and complexity have contributed to the perception, by some, that these products possess additional risk to users and to financial markets. The risks of these transactions, however, are not unlike those in other markets. Similar to other financial instruments, derivatives are subject to market, credit, and operational risks which need to be managed in a manner consistent with a company's overall risk management policies.

    Certain market and credit risks for derivative and cash market instruments are similar. Credit considerations, for example, are similar for a corporate bond (a cash market instrument) and an interest rate swap. For market risk, both of these instruments are sensitive to movements in interest rates which affect their respective pricing. Nevertheless, the complexity of derivatives contributes to the mystique surrounding these products. This uncertainty has recently contributed to increased scrutiny from rating agencies, regulators and legislators.

    In response to these concerns, the Group of Thirty, an organization which sponsors work on various complex financial issues, completed a study on the global derivatives business. The study made 24 recommendations that dealers and end-users should implement in managing their derivative activities, and is designed to educate and promote a greater understanding of the derivatives business. The recommendations cover policy and management, market risk, credit risk, documentation, systems and operations, accounting and disclosure, and legislation and regulation. The Corporation participated in the Group of Thirty study and fully supports its recommendations.

    The Corporation conducts its derivatives activities through a number of wholly owned subsidiaries, entering into interest rate, currency and commodity swaps, including caps, collars, floors, and swap options, currency option contracts, forward rate agreements, and equity derivative transactions as part of its client-driven and proprietary business activities. In connection with these derivatives activities, such subsidiaries also purchase and sell interest-bearing securities, equity securities, and financial futures and forward contracts for hedging purposes. As an end-user, the Corporation directly (or through its subsidiaries) uses derivatives to hedge certain trading positions. The Corporation also hedges its fixed-rate debt issuances through floating-rate swap agreements with Merrill Lynch Capital Services, Inc. ("MLCS"), the Corporation's principal swaps dealer. In turn, MLCS enters into other contracts with third parties as part of the Corporation's asset and liability management strategies. Merrill Lynch Derivative Products, Inc. is the Corporation's AAA rated (Moody's and Standard and Poor's) swap subsidiary which provides credit intermediation for interest rate and currency swaps, options, and similar transactions between highly rated counterparties and MLCS.

MANAGEMENT REVIEW

Senior management and other management personnel play an important role in managing the Corporation's derivative activities by setting risk and credit limits, reviewing new products, and establishing accounting, credit, and risk policies. Similar to other financial products, presentations on derivatives are made periodically to senior management. These presentations address current business issues and industry developments and provide details of other specific issues that are important to the Corporation in managing its derivatives business.

ACCOUNTING, VALUATION AND RISK MANAGEMENT

The notional values of derivative contracts represent a measure of outstanding transactions, and are not the amounts recorded on the balance sheet. Derivatives used to hedge trading positions in a dealer capacity are marked-to-market. The mark-to-market unrealized gain or loss is recorded on the Consolidated Balance Sheets with the related income or loss reported in principal transactions revenues. Derivatives used to hedge the issuance of long-term debt by the Corporation are recorded on an accrual basis. Interest is accrued into income or expense over the life of the contract.

    The Corporation's derivative transactions are generally marked-to-market on a daily basis by pricing models using mid-market valuations. These values are adjusted for credit, market and liquidity risks and include items such as ongoing service costs, administrative fees, and transaction hedging costs. The Corporation defers income recognition, in whole or in part, on certain long-term derivative contracts, significant trading positions, and new products if there are unhedged risks, unsold positions, or uncertainty related to the completion of a transaction or market liquidity. Sources of derivative revenues and their related components are regularly reviewed by product, with profitability measured net of related hedge activities.

    The Corporation's independent Risk Management Group ("Risk Management") has developed pricing and risk management models to assess compliance with established limits. Risk Management uses a variety of techniques to measure market risk relative to limits across all broad market cycles. Stress-test simulations under changing market conditions can also be performed. These simulations take into account significant changes in price, interest and discount rates, as well as volatility and basis risk.

    Operational risks for derivative instruments require ongoing review. These instruments reset periodically based on floating-interest rates, amortizing principals, or variations in other factors. The Corporation's operations personnel ensure that periodic payments/receipts on these instruments are based on the appropriate variables and that the mark-to-market valuations reflect the most current data.

CREDIT

The Corporation actively manages its credit risk for derivative activities.
The Credit Division ("Corporate Credit") is responsible for establishing client limits, monitoring monthly credit exposures, and implementing collateral requirements. Corporate Credit assists the business units in developing and refining credit risk measurement models, analyzing potential credit exposures for complex transactions, and establishing credit enhancement provisions. Credit enhancements protect the Corporation against counterparty credit difficulties. Such provisions require counterparties to post additional collateral or terminate a contract early if counterparty credit is downgraded, and if certain key ratios or covenants are not met.

    Whenever possible, the Corporation executes the International Swap Dealers' Association ("ISDA") master netting agreement with its counterparties to help reduce overall credit exposure. Master netting agreements provide, in certain instances, protection in bankruptcy and enable receivables and payables with the same counterparty to be presented net on the Consolidated Balance Sheets. This provides for a more meaningful balance sheet presentation. Obtaining executed master netting agreements, however, remains a problem for the industry. Often, several months will elapse before a master netting agreement is executed. The industry is actively trying to resolve this issue and determine whether such agreements provide bankruptcy protection across all jurisdictions.

    The notional or contractual values of derivative transactions do not represent exposure to credit risk. Credit risk represents the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held was deemed worthless. The Corporation, however, generally requires collateral from its counterparties to mitigate credit risk, when appropriate. From an economic standpoint, credit risk is evaluated net of the related collateral. Credit exposures are analyzed to assess current and potential credit risk. Current credit exposure represents the replacement cost of those contracts in a gain position, while potential credit exposures are based on calculations of future replacement costs over the remaining life of the contract.

    Overall, derivative products are part of the evolution of financial products and services. The financial markets will continue tailoring products to address the changing needs of issuers and investors. Although the form of derivative financial instruments may differ from traditional cash instruments, their risks in substance are similar.



RISK MANAGEMENT

The Corporation operates in dynamic businesses that are subject to many risks which are continually monitored and evaluated in accordance with its corporate governance policies. The Corporation's management has developed procedures that require specific areas and units to assist in the identification, assessment and control of these risks. Senior management takes an active role in the oversight of the risk management process.

    Risk management is a decentralized process with centralized oversight. Managing risk begins with each trading desk and involves constant communication, judgment and knowledge of specialized products and markets. The Corporation incurs risk associated with its market-making and underwriting activities. To mitigate risk, the Corporation uses risk management techniques such as hedging trading positions, establishing trading limits, monitoring concentrations in any product, evaluating counterparty credit quality, and revenue diversity.

    Determining proper asset and liability valuations as well as establishing detailed funding and liquidity objectives are also essential. The Corporation performs oversight reviews using independent risk management, credit, finance, corporate audit and compliance units, each critical to managing risk.

    To monitor risks associated with assets and liabilities, the Corporation has established a Reserve Committee of Senior Management ("Reserve Committee") composed of legal, credit, finance, corporate audit, risk management, and operations personnel. Finance personnel,who report to the Chief Financial Officer, work closely with business managers to establish appropriate levels of accounting reserves commensurate with business risks and activities. The
Reserve Committee meets monthly to review current market conditions, and act on specific issues brought to its attention by finance and business personnel.

    Trading inventories are monitored on a global basis for aging and concentration levels in specific issues and issuers. Finance personnel from the Chief Financial Officer's division independently review the pricing of trading inventories and formula-driven contractual arrangements. Any specific issues requiring action are brought to the attention of trading management and, as appropriate, the Reserve Committee. The Corporation has established policies and procedures for recognizing provisions for loss and utilization of reserves which consider historical experience and current business conditions.

    The Corporate Audit and Compliance Units provide oversight functions. Corporate Audit, which reports to the Audit and Finance Committee of the Board of Directors, provides management with an independent assessment of the Corporation's operations and control environment through reviews of business and operational areas.

    The Compliance Unit establishes procedures to see that management's policies encompassing conduct, ethics and business practices are followed, and external regulatory requirements are strictly enforced. Compliance reports directly to the Vice Chairman and General Counsel. Adherence with corporate policy is accomplished by conducting education programs, monitoring the Corporation's businesses, evaluating supervisory procedures, and recommending internal disciplinary action when necessary. The Corporation's reputation and assets are protected through increased training and awareness which emphasizes protection of clients' interest and the Corporation's integrity.

MARKET RISK

The Corporation's trading activities are primarily client order flow driven rather than proprietary, with hedging transactions executed where appropriate. This strategy helps reduce volatility in principal transactions revenues.

    Risk Management monitors the Corporation's exposure to losses in the value of its trading inventory resulting from changes in the market environment. Inventory values are affected by changes in interest rates and credit spreads, currency fluctuation, and market volatility and liquidity. Risk Management is headed by a Senior Vice President, who is a member of the Executive Management Committee and reports directly to the Chairman and Chief Executive Officer. Risk Management sets and monitors all trading limits, actively monitors trading and inventory exposures, approves new products in conjunction with the Corporation's new product review process, and has the authority to require reductions in specific trading desk exposures or to veto proposed transactions.

    Risk Management is organized along product lines with independent professionals responsible for maintaining daily contact with specific trading areas. On-line trading systems and complementary risk monitoring systems allow these professionals to track established limit levels and exposures. Certain classes of transactions are automatically subject to prior approval from Risk Management. These include new financial products, proposed equity, emerging market, and high-yield underwritings, and bridge loans.

    Trading areas may execute transactions only within their product authority and limits, which are customized for each product. Existing trading positions are regularly compared with established limits. In addition to Risk Management establishing trading limits, individual product areas have established their own more specific trading limits.

    Risk Management information systems compare established trading limits with actual positions to determine the exposure to the Corporation. Trading systems are designed to assist traders in mitigating market and other risks prevalent in trading. Risk Management can also access trading systems to allow for monitoring of positions and for performing computerized analytics on various market situations and conditions.

CREDIT RISK

Credit risk, the risk that a counterparty will fail to perform under its contractual commitments, is monitored by Corporate Credit. Corporate Credit is headed by a Senior Vice President who reports directly to the Executive Vice President responsible for Corporate Strategy, Credit, and Research.

    Corporate Credit is centralized and organized geographically, and within each region, along industry lines. Credit officers perform credit analysis, set credit limits by country and by counterparty, approve specific transactions, recommend credit reserves, manage credit exposures, and participate in the new product review process. Credit analysis, in many cases, is enhanced by face-to-face due diligence meetings with counterparties. Many types of transactions, including derivatives, are reviewed and subject to prior approval from Corporate Credit.

    Within Corporate Credit, prescribed levels of authority have been established for approval of standard transactions. Required authority levels are governed by the counterparty's credit quality, as well as the maturity and potential risk of the transaction. Transactions which exceed prescribed levels must be approved by the Credit Committee, which is composed of several Senior Credit Officers and the Chief Credit Officer.

    The credit information system aggregates credit exposure with each counterparty for its various legal entities. This system maintains overall counterparty limits, specific product limits and limit expiration dates. Detailed information on firmwide inventory positions and transactions executed, including current and potential credit exposure, is updated daily and compared with limits. Collateral, which reduces the Corporation's credit exposure, is obtained as needed and tracked on the credit system. The system enables Corporate Credit to monitor counterparty, product, industry, country, and credit quality concentrations.

CONCENTRATION RISK

Concentration risk, the risk that the Corporation's businesses will be dependent upon a single source of revenue, product or market, is periodically reviewed as part of the Corporation's ongoing strategic and business planning process. The Corporation has diversified its revenue sources and continues to grow fee-based businesses to ensure that it is not dependent on a single financial product, customer base or market to generate revenues.

                       [GRAPHIC NO. 4 TO APPEAR HERE]

OPERATIONAL RISK

Operational risk focuses on the Corporation's ability to accumulate, process and communicate information necessary to conduct business in a global market environment. These risks are monitored on both a local and centralized basis. Information systems provide operational risk assessments on transactions in major markets. This technology allows the Corporation to promptly respond to changing market conditions worldwide. As required, systems and equipment are updated for changes in technology. This enables the Corporation to effectively compete in the dynamic financial services industry. Exception reports are also used to manage operational risk, highlight reconciliation issues and enable the Corporation to identify instances where additional collateral is required. These reports also help identify potential business risk exposures and promote compliance with both internal management policies and regulatory requirements. Operations personnel who are responsible for entering trades, report to an operations or business manager, not to the traders. Operations personnel provide support and control for trading, clearance and settlement activities, and perform custodial functions for customer and proprietary assets. Central to management of its operational risk, the Corporation maintains backup facilities worldwide.

STATEMENTS OF CONSOLIDATED EARNINGS

- -----------------------------------------------------------------------------------
                                                 Year Ended Last Friday in December
(Dollars in Thousands,                       --------------------------------------
Except Per Share Amounts)                          1993          1992          1991
- -----------------------------------------------------------------------------------
                                             (53 Weeks)    (52 Weeks)    (52 Weeks)
REVENUES
  Commissions                               $ 2,894,228   $ 2,422,084   $ 2,166,301
  Interest and dividends                      7,099,155     5,806,710     5,761,061
  Principal transactions                      2,920,439     2,165,725     1,905,728
  Investment banking                          1,831,253     1,484,067     1,175,992
  Asset management and portfolio
   service fees                               1,557,778     1,252,829     1,003,904
  Other                                         285,324       281,253       339,826
                                            -----------   -----------   -----------
  Total Revenues                             16,588,177    13,412,668    12,352,812
  Interest Expense                            6,029,947     4,835,267     5,106,344
                                            -----------   -----------   -----------
  NET REVENUES                               10,558,230     8,577,401     7,246,468
                                            -----------   -----------   -----------

NON-INTEREST EXPENSES
  Compensation and benefits                   5,255,258     4,364,454     3,867,849
  Occupancy                                     572,936       477,754       473,562
  Communications and equipment rental           385,809       366,161       356,850
  Depreciation and amortization                 308,499       281,228       276,125
  Advertising and market development            376,881       301,146       249,844
  Professional fees                             290,324       256,887       235,344
  Brokerage, clearing and exchange fees         280,712       277,166       239,828
  Other                                         663,003       631,216       529,648
                                            -----------   -----------   -----------
  TOTAL NON-INTEREST EXPENSES                 8,133,422     6,956,012     6,229,050
                                            -----------   -----------   -----------

EARNINGS BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                       2,424,808     1,621,389     1,017,418
  Income tax expense                          1,030,449       668,984       321,301
                                            -----------   -----------   -----------
EARNINGS BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES            1,394,359       952,405       696,117
  Cumulative Effect of Changes in
  Accounting Principles
  (net of applicable income taxes of
  $25,075 in 1993 and $55,291 in 1992)          (35,420)      (58,580)           --
                                            -----------   -----------   -----------

NET EARNINGS                                $ 1,358,939   $   893,825   $   696,117
                                            ===========   ===========   ===========

NET EARNINGS APPLICABLE TO COMMON
  STOCKHOLDERS                              $ 1,353,558   $   887,486   $   678,392
                                            ===========   ===========   ===========
- -----------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE

  Earnings Before Cumulative Effect of
  Changes in Accounting Principles          $      6.14   $      4.18   $      3.01
  Cumulative Effect of Changes in
  Accounting Principles                            (.16)         (.26)           --
                                            -----------   -----------   -----------

  NET EARNINGS                              $      5.98   $      3.92   $      3.01
                                            ===========   ===========   ===========

FULLY DILUTED EARNINGS PER COMMON SHARE

  Earnings Before Cumulative Effect of
  Changes in Accounting Principles          $      6.11   $      4.17   $      2.95
  Cumulative Effect of Changes in
  Accounting Principles                            (.16)         (.26)           --
                                            -----------   -----------   -----------
  NET EARNINGS                              $      5.95   $      3.91   $      2.95
                                            ===========   ===========   ===========
- -----------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
- ----------------------------------------------------------------------
                                             December 31,  December 25,
(Dollars in Thousands,                     ---------------------------
Except Per Share Amounts)                           1993          1992
- ----------------------------------------------------------------------
ASSETS

CASH AND CASH EQUIVALENTS                  $  1,783,408   $  1,251,572
                                           ------------   ------------
CASH AND SECURITIES SEGREGATED FOR
 REGULATORY PURPOSES OR DEPOSITED WITH
  CLEARING ORGANIZATIONS                      4,069,424      3,424,711
                                           ------------   ------------
MARKETABLE INVESTMENT SECURITIES              1,749,254      1,173,970
                                           ------------   ------------
TRADING INVENTORIES, AT FAIR VALUE
  Corporate debt, contractual
   agreements, and preferred stock           16,764,084     10,494,877
  Non-U.S. Governments and agencies           9,260,725      2,605,337
  U.S. Government and agencies                7,287,081      4,937,272
  Equities and convertible debentures         6,806,539      2,732,934
  Mortgages and mortgage-backed               6,486,464      5,803,322
  Money markets                               3,337,839      4,009,846
  Municipals                                  1,606,097      1,135,601
                                           ------------   ------------
  TOTAL                                      51,548,829     31,719,189
                                           ------------   ------------
RESALE AGREEMENTS                            38,137,528     25,002,230
                                           ------------   ------------
SECURITIES BORROWED                          19,001,061     13,565,803
                                           ------------   ------------
RECEIVABLES
  Customers (net of allowance for
   doubtful accounts of $47,953 in 1993
    and $31,230 in 1992)                     13,242,875      9,785,266
  Brokers and dealers                         7,292,332      4,231,597
  Interest and other                          2,758,768      1,956,091
                                           ------------   ------------
  TOTAL                                      23,293,975     15,972,954
                                           ------------   ------------
INVESTMENTS OF INSURANCE SUBSIDIARIES         7,841,444      9,052,839

LOANS, NOTES AND MORTGAGES (NET OF
 ALLOWANCE FOR LOAN LOSSES OF $142,414
  IN 1993 AND $218,960 IN 1992)               2,083,553      2,542,760

OTHER INVESTMENTS                               873,806        957,657

PROPERTY, LEASEHOLD IMPROVEMENTS AND
 EQUIPMENT (NET OF ACCUMULATED
  DEPRECIATION AND AMORTIZATION OF
   $1,677,334 IN 1993 AND $1,459,020 IN
    1992)                                     1,506,964      1,409,115

OTHER ASSETS                                  1,021,116        951,373
                                           ------------   ------------
TOTAL ASSETS                               $152,910,362   $107,024,173
                                           ============   ============
- ----------------------------------------------------------------------

STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

- ------------------------------------------------------------------------------------
                                                  Year Ended Last Friday in December
(Dollars in Thousands,                       ---------------------------------------
Except Per Share Amounts)                          1993          1992          1991
- ------------------------------------------------------------------------------------
PREFERRED STOCK, PAR VALUE $1.00
  BALANCE, BEGINNING AND END OF YEAR
   (3,000 SHARES IN 1993, 1992 AND 1991)     $        3    $        3    $        3
                                             ----------    ----------    ----------
PAID-IN CAPITAL, BEGINNING AND END OF
 YEAR                                           299,997       299,997       299,997
                                             ----------    ----------    ----------
PREFERRED TREASURY STOCK, AT COST
  Balance, beginning of year (1,062
   shares in 1993; 945 in 1992)                (106,200)      (94,500)           --
  Treasury stock purchased (117 shares
   in 1992; 945 in 1991)                             --       (11,700)      (94,500)
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR (1,062 SHARES IN
   1993 AND 1992; 945 IN 1991)                 (106,200)     (106,200)      (94,500)
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR                       $  193,800    $  193,800    $  205,500
                                             ==========    ==========    ==========
COMMON STOCK, PAR VALUE $1.33 1/3
  Balance, beginning of year
   (234,692,848 shares in 1993 and
    1992; 234,690,600 in 1991)               $  312,922    $  312,922    $  312,920
  Issued:
    Employee benefit plans (1,637,314
     shares in 1993)                              2,183            --            --
    To debenture holders through
     conversion rights (2,248 shares in
      1991)                                          --            --             2
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR (236,330,162
   SHARES IN 1993; 234,692,848 IN 1992
    AND 1991)                                $  315,105    $  312,922    $  312,922
                                             ==========    ==========    ==========
PAID-IN CAPITAL
  Balance, beginning of year                 $1,081,469    $  999,612    $  983,008
  Issuance of Common stock:
    To employees                                 (2,456)       (6,116)       (5,604)
    Employee stock grants                        13,645        56,326         5,583
    To debenture holders through
     conversion rights                               --            --            68
    To ESOP (including allocation of
     shares in 1993, 1992 and 1991)              63,709        31,647        16,557
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR                       $1,156,367    $1,081,469    $  999,612
                                             ==========    ==========    ==========
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
  Balance, beginning of year                 $   (6,129)   $   10,219    $   14,585
  Translation adjustment*                       (12,176)      (16,348)       (4,366)
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR                       $  (18,305)   $   (6,129)   $   10,219
                                             ==========    ==========    ==========
UNREALIZED APPRECIATION OF INVESTMENT
 SECURITIES AVAILABLE-FOR-SALE (NET OF
  APPLICABLE INCOME TAXES)

  BALANCE, END OF YEAR                       $   21,355    $       --    $       --
                                             ==========    ==========    ==========
RETAINED EARNINGS
  Balance, beginning of year                 $3,570,980    $2,803,392    $2,228,721
  Net earnings                                1,358,939       893,825       696,117
  Cash dividends declared:
    Remarketed Preferred stock                   (5,290)       (6,745)      (18,080)
    Common stock ($.70 per share in
     1993; $.575 in 1992; $.50 in 1991)        (147,487)     (119,492)     (103,366)
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR                       $4,777,142    $3,570,980    $2,803,392
                                             ==========    ==========    ==========
COMMON TREASURY STOCK, AT COST
  Balance, beginning of year
   (16,288,488 shares in 1993;
    15,612,392 in 1992; 18,949,362 in
     1991)                                   $ (286,599)   $ (167,507)   $ (211,669)
  Treasury stock purchased (16,345,568
   shares in 1993; 10,653,858 in 1992;
    5,919,852 in 1991)                         (695,431)     (259,526)     (116,612)
  Issued out of treasury (net of
   reacquisitions):
    Employees (955,391 shares in 1993;
     1,272,014 in 1992; 1,763,410 in
      1991)                                      33,299        34,421        30,462
    Employee stock grants (8,270,526
     shares in 1993; 8,705,748 in 1992;
      7,493,412 in 1991)                        252,943       106,013       130,312
                                             ----------    ----------    ----------



  BALANCE, END OF YEAR (23,408,139
   SHARES IN 1993; 16,288,488 IN 1992;
    15,612,392 in 1991)                      $ (695,788)   $ (286,599)   $ (167,507)
                                             ==========    ==========    ==========
UNALLOCATED ESOP SHARES, AT COST
  Balance, beginning of year
   (11,201,672 shares in 1993;
    13,636,820 in 1992; 16,071,968 in
     1991)                                   $ (176,426)   $ (214,780)   $ (253,133)
  Allocation of shares to participants
   (2,269,340 shares in 1993; 2,435,148
    in 1992 and 1991)                            35,742        38,354        38,353
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR (8,932,332
   SHARES IN 1993; 11,201,672 IN 1992;
    13,636,820 IN 1991)                      $ (140,684)   $ (176,426)   $ (214,780)
                                             ==========    ==========    ==========
EMPLOYEE STOCK TRANSACTIONS
  Balance, beginning of year                 $ (120,913)   $ (131,270)   $ (149,003)
  Net issuance of employee stock grants        (115,251)     (105,342)      (62,025)
  Amortization of employee stock grants         106,867       109,908        74,127
  Repayment of loans                              6,218         5,791         5,631
                                             ----------    ----------    ----------
  BALANCE, END OF YEAR                       $ (123,079)   $ (120,913)   $ (131,270)
                                             ==========    ==========    ==========

TOTAL STOCKHOLDERS' EQUITY                   $5,485,913    $4,569,104    $3,818,088
                                             ==========    ==========    ==========
- ------------------------------------------------------------------------------------

*Net of income tax (expense) benefit of $(1,837) in 1993, $386 in 1992 and
 $(364) in 1991.
See Notes to Consolidated Financial Statements

STATEMENTS OF CONSOLIDATED CASH FLOWS

- -----------------------------------------------------------------------------------------
                                                       Year Ended Last Friday in December
                                             --------------------------------------------
(Dollars in Thousands)                               1993            1992            1991
- -----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings                                 $  1,358,939    $    893,825    $    696,117
Noncash items included in earnings:
  Cumulative effect of changes in
   accounting principles                           35,420          58,580              --
  Depreciation and amortization                   308,499         281,228         276,125
  Policyholder reserves                           516,741         624,012         717,352
  Other                                           649,100         795,220         678,636
(Increase) decrease in operating assets:
  Trading inventories                         (19,829,640)     (6,794,804)     (7,610,914)
  Cash and securities segregated for
   regulatory purposes or deposited
    with clearing organizations                  (644,713)        (70,120)        687,437
  Securities borrowed                          (5,435,258)     (1,734,088)     (4,145,484)
  Customers                                    (3,481,056)     (2,409,415)       (229,054)
  Other                                        (3,708,028)       (550,705)     (3,344,726)
Increase (decrease) in operating liabilities:
  Commitments for securities sold but
   not yet purchased                            7,088,268       4,977,122       3,387,365
  Customers                                     3,673,980        (340,505)        755,849
  Insurance                                    (2,028,539)     (1,221,883)         55,158
  Other                                         4,388,965         276,785        (506,402)
                                             ------------    ------------    ------------
  CASH USED FOR OPERATING ACTIVITIES          (17,107,322)     (5,214,748)     (8,582,541)
                                             ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from (payments for):
  Maturities and sales of investments
   by insurance subsidiaries                    3,983,077       3,904,587       4,537,265
  Purchases of investments by insurance
   subsidiaries                                (2,438,571)     (3,304,652)     (5,552,334)
  Marketable investment securities               (575,284)       (828,647)       (194,147)
  Other investments and other assets             (176,322)        344,263        (158,461)
  Property, leasehold improvements and
   equipment                                     (406,348)       (131,246)       (188,946)
                                             ------------    ------------    ------------
  CASH PROVIDED BY (USED FOR) INVESTING
   ACTIVITIES                                     386,552         (15,695)     (1,556,623)
                                             ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments for):
  Repurchase agreements, net of resale
   agreements                                  10,872,443      (1,770,519)      7,318,966
  Commercial paper and other short-term
   borrowings                                   4,445,206       4,593,854         841,211
  Issuance and resale of long-term
   borrowings                                   7,861,813       6,773,739       6,395,992
  Settlement and repurchases of long-
   term borrowings                             (5,263,104)     (3,861,745)     (4,859,142)
  Repurchases of Remarketed Preferred
   stock                                               --         (11,700)        (94,500)
  Other common stock transactions                (510,975)       (189,301)        (54,772)
  Dividends                                      (152,777)       (126,237)       (121,446)
                                             ------------    ------------    ------------
  CASH PROVIDED BY FINANCING ACTIVITIES        17,252,606       5,408,091       9,426,309
                                             ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                      531,836         177,648        (712,855)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR                                           1,251,572       1,073,924       1,786,779
                                             ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR       $  1,783,408    $  1,251,572    $  1,073,924
                                             ============    ============    ============
- -----------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Income taxes totaled $1,031,980 in 1993, $590,481 in 1992 and $354,773 in 1991.
Interest totaled $5,788,218 in 1993, $4,753,336 in 1992 and $5,311,974 in 1991.

Supplemental Disclosure of Non-Cash Investing Activities:
Unrealized appreciation of investment securities available-for-sale totaled $21,355, net of applicable income taxes of $12,493 in 1993.

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Merrill Lynch & Co., Inc. and all significant subsidiaries (collectively referred to as the "Corporation"). All material intercompany balances and transactions have been eliminated.

    In 1993, the Corporation reclassified to "Asset management and portfolio service fees" certain fee-based revenues, previously shown on the Statements of Consolidated Earnings as "Other revenues." The reclassifications provide a more meaningful presentation of the Corporation's fee-based services by recording similar items in one revenue line.

    On the Consolidated Balance Sheets in 1993, the Corporation reclassified certain fixed-income investment securities from "Other investments" to a new category, "Marketable investment securities." These investments, consisting principally of debt securities, are highly rated, liquid instruments held by subsidiaries of the Corporation to meet rating agency and other requirements. Certain investments in partnerships and joint ventures, previously recorded in "Other assets," were reclassified to "Other investments" to more accurately depict the nature of the asset. The Corporation reclassified its trade date adjustment for international subsidiaries from customer receivables or payables to broker and dealer receivables or payables. Certain other limited classification and format changes have been implemented in the Consolidated Balance Sheets, and Statements of Consolidated Earnings and Cash Flows. Prior years' financial statements have been reclassified to conform to the 1993 presentation.

TRADING POSITIONS

Trading inventories and commitments for securities sold but not yet purchased, including assets and liabilities arising from contractual agreements for futures, forwards, options, interest rate and currency swaps, and other derivative products, are recorded at fair value. Fair value is based on quoted market prices, pricing models (utilizing indicators of general market conditions or other such economic measurements) or determined by management based on estimates of amounts to be realized on settlement, assuming current market conditions and an orderly disposition over a reasonable period of time. Net unrealized gains and losses resulting from trading activities are included in earnings of the current period. Trading inventories, commitments for securities sold but not yet purchased, commission revenues, and related expenses are recorded on a trade date basis.

    The Corporation enters into when-issued and delayed delivery transactions. Unrealized gains and losses from these transactions are recorded in earnings of the current period.

INVESTMENT SECURITIES

Investments in debt and qualifying equity securities are classified as either "held-to-maturity," "trading," or "available-for-sale" in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). (See Accounting Changes Note to the Consolidated Financial Statements.)

    Held-to-maturity investments are debt securities which the Corporation has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost unless a decline in value is deemed other than temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount, as well as any unrealized loss deemed other than temporary, is included in current period earnings.

    Debt and equity securities purchased principally for the purpose of resale in the near term are classified as trading investments and are recorded at fair value. Unrealized gains or losses on these investments are included in earnings of the current period.

    Other debt and equity securities which are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of stockholders' equity, net of applicable income tax expense or benefit, and other related items.

   Restricted equity investment securities, which are excluded from the provisions of SFAS No. 115, are reported at the lower of cost or estimated net realizable value. Unrealized losses resulting from adjustments to carrying values are included in current period earnings.

COLLATERALIZED FINANCING ACTIVITIES

Repurchase and resale agreements are accounted for as collateralized financing transactions and are recorded at their contractual amounts, including accrued interest. The Corporation's policy is to take possession of securities purchased under resale agreements. This collateral is valued daily with additional collateral, as required through contractual provisions, obtained when appropriate to ensure that the market value of the underlying collateral remains sufficient.

    Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. For non-cash collateral transactions, the fee received or paid by the Corporation is recorded in the Statements of Consolidated Earnings as interest income or interest expense. Securities borrowed transactions require the Corporation to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. The Corporation receives collateral in the form of cash or other securities for securities loaned transactions. The Corporation measures the market value of securities borrowed or loaned against the collateral value daily with additional amounts obtained when appropriate.

    Substantially all collateralized financing activities are transacted under master netting agreements which give the Corporation the right, in the event of default, to liquidate collateral held and to setoff receivables and payables with the same counterparty. For financial reporting, the Corporation nets receivables and payables with the same counterparty on the Consolidated Balance Sheets, when appropriate.

INCOME TAXES

Merrill Lynch & Co., Inc. and certain of its wholly owned subsidiaries file a consolidated Federal income tax return. The Corporation uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). (See Accounting Changes Note to the Consolidated Financial Statements.) The asset and liability method requires deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax benefits, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The consolidated financial statements for 1991 reflect income taxes under the liability method, in accordance with Statement of Financial Accounting Standards No. 96 ("SFAS No. 96"). The Corporation does not provide for deferred income taxes on the undistributed earnings of foreign subsidiaries that are considered to be permanent in duration.

PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Property (excluding land), leasehold improvements and equipment are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at historical cost.

    Depreciation and amortization are computed using the straight-line method. Property and equipment are depreciated over the estimated useful lives of the assets, while leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease. Maintenance and repair costs are expensed as incurred.

    Facilities-related depreciation and amortization expense was $140,340, $130,448 and $130,286 in 1993, 1992 and 1991, respectively. Non-facilities-related depreciation and amortization expense for 1993, 1992 and 1991 was $168,159, $150,780 and $145,839, respectively.

INSURANCE

Insurance liabilities represent future benefits payable related to annuity and interest-sensitive life contracts and reflect deposits received plus interest credited during the contract accumulation period, the present value of future payments for contracts which have annuitized, and a mortality provision for certain products. Certain policyholder liabilities are also adjusted for those investments classified as available-for-sale (see discussion below). Interest crediting rates range from 2.4% to 10.0%. Liabilities for unpaid claims and claim adjustment expenses are based on the experience of the Corporation. Policy deposits are recorded as insurance liabilities when received. Policy withdrawal, maintenance and other fees are recognized as revenue when earned.

    Substantially all investments of insurance subsidiaries, principally debt securities, are classified as available-for-sale and recorded at fair value in accordance with SFAS No. 115. The Corporation records an adjustment to deferred acquisition costs and policyholder account balances which, when combined, are equal to the adjustment that would have been recorded if those available-for-sale investments had been sold at their estimated fair value and the proceeds reinvested at current yields. The corresponding credits or charges for those adjustments are recorded as unrealized gains or losses in stock-holders' equity, net of applicable income tax expense or benefit. (See Accounting Changes Note to the Consolidated Financial Statements.) Prior to December 31, 1993, these investments were recorded at amortized cost.

    Certain variable costs related to the sale or acquisition of new and renewal insurance contracts have been deferred to the extent such costs are deemed recoverable from future income. Deferred costs are amortized, based on actuarial factors, over the lives of the contracts in proportion to the estimated gross profit expected to be realized for each group of contracts.

    The Corporation maintains separate accounts representing segregated funds held for purposes of funding variable annuity and variable life contracts. Subsidiaries of the Corporation receive various administrative and advisory fees for managing such funds. Separate account assets are accounted for as customer assets since the contract holders bear the risk of ownership, consistent with the Corporation's other investment products. Accordingly, separate account assets and the related liabilities are not consolidated with the assets and liabilities of the Corporation.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of foreign subsidiaries are translated at year-end currency exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments that result from translating foreign currency financial statements, net of hedging gains or losses and related tax effects, are reported as a separate component of stockholders' equity. Gains or losses from foreign currency transactions are included in earnings of the current period.

CASH FLOWS

For purposes of the Statements of Consolidated Cash Flows, the Corporation defines cash equivalents as short-term, highly liquid floating rate securities and interest-earning deposits with original maturities of less than 90 days.

INTEREST EXPENSE

Interest expense includes payments in lieu of dividends of $21,436, $12,556 and $32,520 in 1993, 1992 and 1991, respectively.


OTHER SIGNIFICANT EVENTS

ACCOUNTING CHANGES

During the fourth quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS No. 112") and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 112 was effective as of the 1993 first quarter. Quarterly information has been restated to reflect the impact of this pronouncement. SFAS No. 115 was effective as of the last day of the fiscal year.

    SFAS No. 112 establishes accrual accounting standards for employer-provided benefits which cover former or inactive employees after employment but before retirement ("postemployment benefits"). Prior to 1993, the Corporation accounted for such costs on a modified "pay-as-you-go" basis. Postemployment benefits include severance benefits, short- and long-term disability, workers' compensation, and the continuation of certain health care and life insurance coverage. The cumulative effect of this change in accounting principle reported in the Statements of Consolidated Earnings resulted in a charge of $35,420 (net of applicable income tax benefits of $25,075). The effect of adopting SFAS
No. 112 on the current year's results of operations was not material.

    SFAS No. 115 requires certain subsidiaries of the Corporation, principally insurance and banking, to classify their investments in debt and qualifying equity securities into three categories: "trading," "available-for-sale" or "held-to-maturity." Investments that are classified as trading and available-for-sale are recorded at fair value. Investments in debt securities classified as held-to-maturity continue to be carried at amortized cost. Prior to adoption, the Corporation's non-broker-dealer subsidiaries recorded investments in debt securities at amortized cost and investments in equity securities at the lower of cost or estimated net realizable value. Under SFAS No. 115, unrealized gains or losses on trading investments are reported in current period earnings. Unrealized gains or losses on available-for-sale investments are recorded as a separate component of stockholders' equity (net of applicable income taxes). At December 31, 1993, the increase to stockholders' equity for available-for-sale investments totaled $21,355 (net of $12,493 applicable income taxes). The impact of trading investments on the Corporation's financial statements was not material.

    In 1992, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106") and SFAS No. 109, "Accounting for Income Taxes." These changes were effective as of the 1992 first quarter.

    SFAS No. 106 requires accrual accounting for postretirement benefits, primarily health care and life insurance benefits. Prior to 1992, the Corporation accounted for such costs on a modified "pay-as-you-go" basis. The cumulative effect of this change in accounting principle, reported in the Statements of Consolidated Earnings, resulted in a charge of $76,354 (net of related income tax benefits of $55,291). The adoption of SFAS No. 106 increased compensation and benefits expense in 1992 by $8,500.

    SFAS No. 109 superseded SFAS No. 96 and changed the conditions under which deferred tax assets are recognized. The cumulative effect of this change in accounting principle reported in the Statements of Consolidated Earnings was a credit of $17,774, and related principally to recognition of deferred state and local tax benefits.

OCCUPANCY CHARGE

The Corporation recorded a non-recurring pretax charge totaling $103,000 ($59,700 after income taxes) in the 1993 first quarter. The non-recurring charge related to the Corporation's decision not to occupy certain office space at its World Financial Center Headquarters facility and, instead, to offer for sublease the unused space to third parties. An agreement to sublet this space was entered into in December 1993.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 1993 and December 25, 1992, approximately 98% and 90% of financial instrument assets, and all financial instrument liabilities, respec-tively, are carried at fair value or amounts which approximate fair value.

    Assets carried at amounts which approximate fair value consist predominantly of short-term financial instruments, which include cash and cash equivalents, cash and securities segregated for regulatory purposes or deposited with clearing organizations, resale agreements, securities borrowed, and receivables. Similarly, short-term liabilities, including repurchase agreements, commercial paper and other short-term borrowings, customers, brokers and dealers, and other liabilities and accrued interest, are carried at amounts which approximate fair value. The Corporation's insurance liabilities are exempt from the fair value disclosure requirements.

    Trading positions and commitments for securities sold but not yet purchased are carried at fair value. Fair value for these instruments is estimated using market quotations for traded instruments, market quotations of similarly traded instruments and pricing models. Market quotations for traded instruments are obtained from various sources, including the major securities exchanges and dealers. Pricing models, which consider the time value and volatility of the underlying financial instrument, are used to value derivatives and other contractual agreements.

    For substantially all long-term borrowings, the Corporation enters into swap agreements to convert fixed interest rate payments into floating rate payments and, in certain instances, to hedge foreign currency exposures. Fair value of these borrowings and related hedge instruments is estimated using current market prices and pricing models. At December 31, 1993 and December 25, 1992, the fair value of these borrowings and related hedge instruments approximated carrying value.

Financial instruments with carrying values different than fair values are presented below:

- -----------------------------------------------------------------------------------------------------------
                                                             DECEMBER 31, 1993(1)         DECEMBER 25, 1992
                                                          -----------------------   -----------------------
                                                            CARRYING         FAIR     CARRYING         FAIR
                                                               VALUE        VALUE        VALUE        VALUE
                                                          ----------   ----------   ----------   ----------
Insurance subsidiaries' investments                       $7,841,444   $7,841,444   $9,052,839   $9,337,816
Merchant banking equity and debt portfolio                $  780,665   $  996,581   $1,192,319   $1,480,123
Loans, notes and mortgages (excluding loans
  related to merchant banking)                            $1,628,225   $1,639,551   $1,746,333   $1,756,706
Excess mortgage servicing rights                          $   72,117   $  117,823   $   49,065   $   67,402
- -----------------------------------------------------------------------------------------------------------

(1) Includes debt and equity securities identified as available-for-sale (see Investments Note to the Consolidated Financial Statements).

    Marketable investment securities principally include U.S. Government and agencies securities, municipal securities, commercial paper, medium-term notes, and corporate debt held by subsidiaries of the Corporation to meet rating agency and other requirements. The fair value of these investment securities is estimated using market quotations. At December 31, 1993 and December 25, 1992, carrying value approximated fair value.

    The fair value of insurance subsidiaries' investments is generally estimated by market quotes obtained from exchanges for listed securities or dealers for unlisted securities.

    In connection with its merchant banking activities, the Corporation holds certain equity instruments including partnership interests (included in other investments in the Consolidated Balance Sheets), and loans consisting primarily of senior and subordinated debt. Fair value for equity instruments is estimated using a number of methods including earnings multiples, cash flow analyses, review of underlying financial conditions and other market factors. These instruments may be subject to restrictions on disposition (e.g., minority ownership, consent of other investors), which may limit the Corporation's ability to realize currently the estimated fair value. Accordingly, the Corporation's current estimate of fair value and its ultimate realization on these instruments may differ. Loans made in connection with merchant banking activities are carried at unpaid principal balances less a reserve for estimated losses. Fair value is estimated using discounted cash flows.

    The Corporation's estimate of fair value for its loans, notes and mortgages (excluding loans made in connection with merchant banking activities) is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans adjusted for credit risk and other individual loan characteristics. For the Corporation's floating rate loan receivables, carrying value approximates fair value.

    Other assets include capitalized excess mortgage servicing rights. Capitalized excess servicing represents the net present value of estimated future servicing rights for mortgages securitized by the Corporation. Fair value is computed based on the present value of estimated future servicing revenues, using current market assumptions for discount rates, prepayment speeds, default estimates, and interest rate assumptions.

INVESTMENTS

The Corporation has several broad categories of investments on its Consolidated Balance Sheets, including investments of insurance subsidiaries, marketable investment securities and other investments.

    The Corporation's insurance subsidiaries have investments which are used to fund policyholder liabilities. Marketable investment securities consist of equity and debt securities held for rating agency purposes or to manage cash flows related to certain liabilities of the Corporation's banking subsidiaries. Other investments consist principally of equity and debt securities which were acquired principally in connection with prior years' merchant banking activities. Certain merchant banking investments are subject to restrictions which may limit the Corporation's ability to realize its investment until such restrictions expire.

    On December 31, 1993, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (see Accounting Changes Note to the Consolidated Financial Statements). A reconciliation of the Corporation's investment securities to those reported in the Consolidated Balance Sheets is presented below:














- --------------------------------------------------------------------------------
Investments of insurance subsidiaries:
  Available-for-sale                                  $6,088,443
  Trading                                                164,620
  Non-qualifying                                       1,588,381
                                                      ----------
TOTAL                                                 $7,841,444
                                                      ==========
Marketable investment securities:
  Available-for-sale                                  $  471,862
  Held-to-maturity                                     1,277,392
                                                      ----------
TOTAL                                                 $1,749,254
                                                      ==========
Other investments:
  Available-for-sale                                  $  151,801
  Held-to-maturity                                        16,635
  Non-qualifying                                         705,370
                                                      ----------
TOTAL                                                 $  873,806
                                                      ==========
- --------------------------------------------------------------------------------

Information regarding investment securities subject to SFAS No. 115 follows:

- ----------------------------------------------------------------------------------------
                                                 AVAILABLE-FOR-SALE
                               ---------------------------------------------------------
                                     COST/        GROSS          GROSS        ESTIMATED
                                 AMORTIZED     UNREALIZED     UNREALIZED           FAIR
                                      COST        GAINS          LOSSES           VALUE
- ---------------------------------------------------------------------------------------
1993
Corporate debt                 $ 3,516,922    $   173,206     $  (21,644)   $ 3,668,484
Governments and agencies           366,690          1,128            (55)       367,763
Municipals                         233,595         12,646         (1,152)       245,089
Mortgage-backed securities       2,294,935         91,144         (4,214)     2,381,865
                               -----------    -----------     ----------    -----------
Total debt securities            6,412,142        278,124        (27,065)     6,663,201
Equity securities                   45,934          6,591         (3,620)        48,905
                               -----------    -----------     ----------    -----------
TOTAL (1)                      $ 6,458,076    $   284,715     $  (30,685)   $ 6,712,106
                               ===========    ===========     ==========    ===========
- ---------------------------------------------------------------------------------------

(1) See reconciliation below of net unrealized appreciation of investment securities classified as available-for-sale.

    For registrants subject to the information reporting requirements of the Securities Exchange Act of 1934, SFAS No. 115 requires the Corporation's insurance subsidiaries to adjust deferred acquisition costs and certain policyholder liabilities associated with investments classified as available-for-sale. These adjustments are recorded in stockholders' equity and assume that the unrealized gain or loss on available-for-sale securities were realized. The table below provides the components of the amount recorded in stockholders' equity for available-for-sale investments.

- -------------------------------------------------------
Net unrealized appreciation of
 investment securities available-for-
  sale                                       $ 254,030
Adjustments for policyholder liabilities      (205,495)
Adjustments for deferred policy
 acquisition costs                             (14,687)
Deferred income taxes                          (12,493)
                                             ---------
Net unrealized appreciation of
 investment securities classified as
  available-for-sale                         $  21,355
                                             =========
- -------------------------------------------------------

- -----------------------------------------------------------------------------------
                                                 HELD-TO-MATURITY
                               ----------------------------------------------------
                                                 GROSS         GROSS      ESTIMATED
                                AMORTIZED     UNREALIZED    UNREALIZED         FAIR
                                     COST        GAINS        LOSSES          VALUE
- -----------------------------------------------------------------------------------
1993
Corporate debt                 $  534,452      $1,455        $(648)      $  535,259
Governments and agencies          203,992         246          (42)         204,196
Municipals                            778          46           --              824
Foreign government debt             2,992          40           --            3,032
Mortgage-backed securities        483,966       7,887           --          491,853
Other debt securities              67,847          41           (1)          67,887
                               ----------      ------        -----       ----------
TOTAL                          $1,294,027      $9,715        $(691)      $1,303,051
                               ==========      ======        =====       ==========
- -----------------------------------------------------------------------------------

    At December 31, 1993, the Corporation had $164,620 of insurance trading investment securities which are recorded at fair value. The Corporation's insurance subsidiaries hold policy loans and other non-qualifying investments totaling $1,588,381. The estimated fair value of all investments of insurance subsidiaries was $7,841,444 at December 31, 1993, with gross unrealized gains of $273,482 and gross unrealized losses of $29,096. During 1993, certain debt investments of insurance subsidiaries were sold. Proceeds from sales of debt securities during 1993 were $3,828,224, with gross gains and gross losses realized of $76,145 and $4,564, respectively.

    Prior to the adoption of SFAS No. 115, substantially all investments of insurance subsidiaries were carried at amortized cost, unless a decline in value was deemed other than temporary, in which case the carrying value was adjusted.

    Information regarding investments of insurance subsidiaries as of December 25, 1992 is presented below:

- -----------------------------------------------------------------------------------
                                                  GROSS         GROSS     ESTIMATED
                                AMORTIZED    UNREALIZED    UNREALIZED          FAIR
                                     COST         GAINS        LOSSES         VALUE
- -----------------------------------------------------------------------------------
1992
Corporate debt                 $3,510,703      $153,911      $(10,006)   $3,654,608
Mortgage-backed securities      3,704,475       153,543       (14,867)    3,843,151
Other debt securities             202,870         4,121        (3,312)      203,679
                               ----------      --------      --------    ----------
Total debt securities           7,418,048       311,575       (28,185)    7,701,438
Policy loans and other          1,634,791         1,587            --     1,636,378
                               ----------      --------      --------    ----------
TOTAL                          $9,052,839      $313,162      $(28,185)   $9,337,816
                               ==========      ========      ========    ==========
- -----------------------------------------------------------------------------------

The carrying value and estimated fair value of debt securities at December 31, 1993 by contractual maturity, for available-for-sale and held-to-maturity investments follow:

- ------------------------------------------------------------------------------------------
                                              AVAILABLE-FOR-SALE          HELD-TO-MATURITY
                                         -----------------------   -----------------------
                                                       ESTIMATED                 ESTIMATED
                                          AMORTIZED         FAIR    AMORTIZED         FAIR
                                               COST        VALUE         COST        VALUE
                                         ----------   ----------   ----------   ----------
Due in one year or less                  $  588,783   $  595,169   $  151,431   $  152,655
Due after one year through five years     1,346,131    1,397,348      633,677      633,346
Due after five years through ten years    1,633,096    1,722,222        2,781        2,803
Due after ten years                         549,197      566,597       22,172       22,394
                                         ----------   ----------   ----------   ----------
  Subtotal                                4,117,207    4,281,336      810,061      811,198
Mortgage-backed securities                2,294,935    2,381,865      483,966      491,853
                                         ----------   ----------   ----------   ----------
TOTAL (1)                                $6,412,142   $6,663,201   $1,294,027   $1,303,051
                                         ==========   ==========   ==========   ==========
- ------------------------------------------------------------------------------------------

(1) Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

STOCKHOLDERS' EQUITY

COMMON EQUITY

On October 11, 1993 the Corporation's Board of Directors declared a two-for-one common stock split, effected in the form of a 100 percent stock dividend. The new shares were distributed on November 24, 1993 to stockholders of record on October 22, 1993. The par value of these shares remained at $1.33 1/3 per share. Accordingly, an adjustment totaling $157,553 from paid-in capital to common stock was required to preserve the par value of the post-split shares. All share and per share data presented in this Annual Report to Stockholders have been restated for the effect of the split.

    During the 1993 second quarter, stockholders of the Corporation approved an increase in the authorized number of shares of common stock from 200 million to 500 million shares. In addition, the Corporation issued 1,637,314 shares of common stock in connection with certain employee benefit plans.

PREFERRED EQUITY

The Corporation is authorized to issue 25,000,000 shares of $1.00 par value per share preferred stock of which 3,000 shares of Remarketed Preferred (Service
Mark)("RP")(Registered Tradmark) stock, Series C, were issued at $100,000 per share and 1,938 shares are outstanding.

    At the end of each dividend period, the RP stock, Series C, is subject to a remarketing process. As part of the remarketing process, both the dividend period and the dividend rate may be adjusted for periods generally of seven or 49 days with a maximum dividend rate dependent on the credit rating assigned to the RP shares. Dividends on RP stock, Series C, are cumulative and payable when declared by the authority of the Corporation's Board of Directors. Dividend rates in effect during 1993 on RP stock, Series C, ranged from 2.45% to 3.40% per annum. The maximum dividend rate on the RP stock, Series C, ranges from 115% to 250% of the "AA" Composite Commercial Paper Rate based on the Moody's and Standard and Poor's ratings on the date on which the dividend rate is reset. Total dividends declared on RP shares in 1993 were $5,290. Generally, the Corporation has the option to redeem the RP stock, Series C shares, in whole or in part, at $100,000 per share plus accumulated dividends on any dividend payment date.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of the Corporation, acts as one of the remarketing agents for the RP stock. As a market maker, MLPF&S may occasionally acquire a temporary position in the RP stock. At December 31, 1993, RP stock held by MLPF&S for the purpose of resale was not material.

    The Corporation's Stockholder Rights Plan provides for the distribution of preferred stock purchase rights to common stockholders which separate from the common stock ten days following: (a) an announcement of an acquisition by a person or group ("acquiring party") of 20% or more of the outstanding common shares of the Corporation; or (b) the commencement of a tender offer or exchange offer for 30% or more of the common shares. One-half right is attached to each outstanding share of common stock and will attach to all subsequently issued shares. Rights entitle the holder to purchase fractions of a share ("units") of Series A Junior Preferred Stock, par value $1.00 per share, at an exercise price of $100 per unit. The units of preferred stock are nonredeemable, voting and are entitled to certain preferential dividend rights. The exercise price and the number of units issuable are subject to adjustment to prevent dilution.

    If, after the rights have been distributed, the Corporation is a party to a business combination or other specifically defined transaction, each right (other than those held by the acquiring party) will entitle the holder to receive, upon exercise, units of preferred stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the right. The rights expire December 16, 1997 and are redeemable (at the option of a majority of the independent directors of the Corporation) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 20% or more of the Corporation's common shares.

PER COMMON SHARE COMPUTATION

In 1993 and 1992, the Corporation computed its earnings per common share calculation using the modified treasury stock method ("modified method") in accordance with Accounting Principles Board Opinion No. 15. The modified method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents exceed 20% of the Corporation's outstanding common stock.

    Under this method, all options, warrants and their equivalents are assumed exercised (whether dilutive or antidilutive) with the aggregate proceeds obtained used to repurchase up to 20% of the Corporation's outstanding common stock, subject to certain limitations. If the combined effect of the assumed exercise is dilutive, all options, warrants and their equivalents are included in the computation.

    In 1991, the Corporation computed earnings per common share using the treasury stock method. The treasury stock method assumes that any proceeds obtainable upon exercise of dilutive options, warrants or their equivalents would be used to repurchase the Corporation's outstanding common stock.

    Primary earnings per common share is computed by dividing net earnings, after deducting preferred stock dividend requirements of $5,381, $6,339 and $17,725 for 1993, 1992 and 1991, respectively, by the weighted average number of common shares and common stock equivalents outstanding during each year. Shares of common stock issuable under various employee stock plans are considered common stock equivalents (incremental shares).

    The weighted average number of common shares and incremental shares included in the primary and fully diluted per common share computations follows:

- --------------------------------------------------------------------------
                                          1993          1992          1991
- --------------------------------------------------------------------------
Primary:
  Weighted average common shares   209,276,000   207,730,000   204,754,000
  Incremental shares                17,055,000    18,672,000    20,596,000
                                   -----------   -----------   -----------
TOTAL                              226,331,000   226,402,000   225,350,000
                                   ===========   ===========   ===========
Fully Diluted:
  Weighted average common shares   209,276,000   207,730,000   204,754,000
  Incremental shares                18,204,000    19,124,000    25,162,000
                                   -----------   -----------   -----------
TOTAL                              227,480,000   226,854,000   229,916,000
                                   ===========   ===========   ===========
- --------------------------------------------------------------------------

COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS

At December 31, 1993 and December 25, 1992, commercial paper totaled $14,895,540 and $9,578,612, respectively. The weighted average interest rates on these borrowings were 3.10% in 1993 and 3.82% in 1992.

    Other short-term borrowings at December 31, 1993 and December 25, 1992 are presented below:

- --------------------------------------------------
                                 1993         1992
- --------------------------------------------------
Demand and time deposits   $5,946,244   $5,569,754
Securities loaned           1,047,059    3,357,555
Bank loans and other        1,325,486      263,202
                           ----------   ----------
TOTAL                      $8,318,789   $9,190,511
                           ==========   ==========
- --------------------------------------------------

LONG-TERM BORROWINGS

Long-term borrowings at December 31, 1993 and December 25, 1992 consisted of the following:

















- --------------------------------------------------------------------
                                                  1993          1992
- --------------------------------------------------------------------
SENIOR DEBT*
U.S. Dollar denominated fixed-rate
 obligations due 1994 to 2019 at
 interest rates ranging from 4.75% to
 12.125%                                   $ 5,814,146   $ 5,222,387
Foreign currency denominated fixed-rate
 obligations due 1994 to 2001 at
 interest rates ranging from 5.10% to
 12.10%                                        684,637       838,912
U.S. Dollar denominated variable-rate
 and indexed obligations                       782,055       454,637
Foreign currency denominated variable-
 rate obligations                               97,554        17,263
U.S. Dollar denominated medium-term
 notes                                       5,983,837     4,239,638
Foreign currency denominated medium-
 term notes                                    106,671        98,263
                                           -----------   -----------
TOTAL                                      $13,468,900   $10,871,100
                                           ===========   ===========
- --------------------------------------------------------------------

*Rates and maturities presented are as of December 31, 1993.

    Maturities of long-term borrowings at December 31, 1993 consisted of the following:

- ---------------------------------
MATURITIES            SENIOR DEBT
- ---------------------------------
1994                  $ 5,693,067
1995                    1,878,032
1996                    1,061,188
1997                      718,746
1998                      564,893
1999 and thereafter     3,552,974
                      -----------
TOTAL                 $13,468,900
                      ===========
- ---------------------------------

    Substantially all of the Corporation's fixed-rate long-term borrowings are swapped into floating interest rates. These swaps are used to hedge interest rate and foreign currency exposures related to the Corporation's long-term borrowings. Payments or receipts from these swaps are recognized as adjustments to interest over the life of the debt obligation.

    At December 31, 1993, floating interest rates were obtained on $6,423,370 or 99% of the Corporation's $6,498,783 total U.S. Dollar denominated fixed-rate obligations and foreign currency denominated fixed-rate obligations. Foreign currency denominated fixed-rate obligations have been swapped into U.S. Dollar liabilities. The effective weighted average interest rate on fixed-rate obligations swapped into floating-rate obligations was 3.42% in 1993. The Corporation's remaining fixed-rate long-term obligations totaling $75,413 had an effective weighted average interest rate of 10.54% in 1993.

    Included in U.S. Dollar denominated variable-rate obligations are various derivative-linked indexed instruments issued by the Corporation. Payments on these instruments may be linked to a specific index (e.g., S&P 500) or industry basket of stocks (e.g., telecommunications stocks). These instruments may be exchange listed or sold privately. The Corporation hedges its exposure on these indexed instruments through a combination of swaps and option contracts to purchase the underlying index, or through replication of the stock portfolio.

    The effective weighted average interest rates on the Corporation's U.S. Dollar denominated variable-rate obligations and the Corporation's foreign currency denominated variable-rate obligations were both 3.42% in 1993.
Floating interest rates are generally based on variable rates such as the London Interbank Offered Rate ("LIBOR"), the "AA" Commercial Paper Composite Rate, U.S. Treasury Bill Rate, or the Federal Funds Rate ("Fed Funds").

    The effective weighted average interest rate on all medium-term notes was 3.59% in 1993. Maturities of medium-term notes currently range from nine months to fifteen years from the date of issue.

    Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder at specified dates prior to maturity. Pursuant to these provisions, long-term borrowings that mature in 1995 and thereafter may be redeemed at the earliest in 1994 and 1995 in the amounts of $373,355 and $10,000, respectively. Management believes, however, that a significant portion of such borrowings may remain outstanding beyond their earliest redemption date.

    Subsequent to year-end 1993 and through February 22, 1994, long-term borrowings, net of repayments and repurchases, increased in the amount of approximately $965,698.

INCOME TAXES

Income tax provisions (benefits) on earnings before the cumulative effect of changes in accounting principles consisted of:

- -------------------------------------------------------------------
                                   1993          1992          1991
- -------------------------------------------------------------------
Federal:         Current     $  877,903      $435,093      $218,013
                 Deferred      (274,517)      (59,007)      (51,774)

State and Local: Current        376,085       252,498       127,961
                 Deferred       (57,760)      (20,868)       (7,343)

Foreign:         Current        163,690        65,271        33,265
                 Deferred       (54,952)       (4,003)        1,179
                             ----------      --------      --------
TOTAL                        $1,030,449      $668,984      $321,301
                             ==========      ========      ========
- -------------------------------------------------------------------

    A reconciliation of the statutory Federal income tax to the Corporation's income tax provision for earnings before the cumulative effect of accounting changes follows:

- --------------------------------------------------------------------------
                                          1993          1992          1991
- --------------------------------------------------------------------------
Federal income tax at
 statutory rates                    $  848,683     $551,272      $345,922
State and local income taxes,
 net                                   206,911      152,876        79,607
Tax-exempt interest                    (16,228)     (13,706)       (4,142)
Dividends received deduction            (8,249)     (23,730)      (13,378)
Foreign operations                       2,704        5,636        12,370
Pension plan transaction                13,705       14,885        20,713
Alternative minimum tax, net
 of credits recognized                      --           --       (77,508)
Utilization of net operating
 loss tax benefits                          --           --       (42,588)
Other, net                             (17,077)     (18,249)          305
                                    ----------     --------      --------
TOTAL                               $1,030,449     $668,984      $321,301
                                    ==========     ========      ========
- --------------------------------------------------------------------------

    The Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act") was enacted on August 10, 1993. Under the Revenue Act, the corporate statutory rate was increased to 35.0% retroactive to January 1, 1993. The impact of this change is included in the current year's results of operations. The adjustment to record the retroactive increase in the corporate statutory rate was not material.

    For financial reporting purposes, the Corporation had no unrecognized net operating loss or alternative minimum tax benefit carryforwards, at December 31, 1993.

    Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. These temporary differences result in taxable or deductible amounts in future years. At December 31, 1993, the Corporation had deferred tax assets and liabilities totaling $998,000 and $315,000, respectively. Deferred tax assets consist principally of valuation and liability reserves of $659,000 and deferred compensation of $91,000. Deferred tax liabilities consist primarily of accelerated tax depreciation of $114,000, lease transactions of $78,000 and unrealized gains on trading inventories of $36,000. At December 31, 1993, the Corporation had a deferred tax valuation allowance of approximately $2,500 for benefits related to losses from certain foreign subsidiaries. During 1993, $75,150 of net income tax benefits were allocated to stockholders' equity related to employee compensation transactions.

    At December 25, 1992, the Corporation had deferred tax assets and liabilities totaling $705,000 and $457,000, respectively. Deferred tax assets consisted principally of valuation and liability reserves of $442,000 and deferred compensation of $114,000. Deferred tax liabilities consisted primarily of accelerated tax depreciation of $138,000, lease transactions of $141,000 and unrealized gains on trading inventories of $41,000. At

December 25, 1992, the Corporation had no deferred tax asset valuation allowance. In 1992, $114,487 of net income tax benefits were allocated to stockholders' equity related to employee compensation transactions.

    In 1991, the deferred Federal tax provision computed under SFAS No. 96 included tax benefits from both deferred compensation plans of $(26,000) and the divestiture of a subsidiary of $(28,000).

    Earnings before income taxes include approximately $395,000, $130,000 and $133,000 of earnings attributable to foreign entities for 1993, 1992 and 1991, respectively. Cumulative undistributed earnings of foreign subsidiaries amounted to approximately $673,000, at December 31, 1993. No deferred Federal income taxes have been provided for the undistributed earnings as these earnings have been, and will continue to be, reinvested in the Corporation's foreign operations. Assuming utilization of foreign tax credits, the Corporation estimates that approximately $84,000 of Federal taxes and $32,000 of foreign withholding taxes would be incurred on the repatriation of the foreign subsidiaries' earnings.

REVOLVING CREDIT AGREEMENTS

The Corporation has obtained committed, unsecured revolving lines of credit aggregating $4,680,000 under agreements with two groups of banks. There have never been any borrowings under current or prior revolving credit agreements. The agreements contain covenants that require, among other things, that the Corporation maintain specified levels of net worth, as defined in the agreements, on the date of an advance. The details of these agreements as of December 31, 1993 are presented below:

- --------------------------------------------------------------------
                                                 1993       MATURITY
- --------------------------------------------------------------------
Committed Unsecured
  Revolving Lines of Credit:
    International and Regional Banks       $3,455,000        1994*
    Money Center Banks                      1,225,000        1994**
                                           ----------
TOTAL                                      $4,680,000
                                           ==========
- --------------------------------------------------------------------

 *$935,000 expires in March 1994; $1,105,000 expires in June 1994; $1,415,000 expires in November 1994. At maturity, the Corporation may convert amounts then borrowed, if any, into term loans which would mature in March, June and November 1996, respectively.

**At maturity in June 1994, the Corporation may convert amounts then borrowed, if any, into a term loan which would mature in June 1996.

REGULATORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

MLPF&S, a registered broker-dealer, is subject to the Securities and Exchange Commission's ("SEC") Net Capital Rule 15c3-1. Under the alternative method permitted by this rule, the minimum required net capital, as defined, shall not be less than 2% of aggregate debit items arising from customer transactions. At December 31, 1993, MLPF&S's regulatory net capital of $1,178,421 was 9% of aggregate debit items, and its regulatory net capital in excess of the minimum required was $928,951.

    In addition to amounts presented in the accompanying Consolidated Balance Sheets as cash and securities segregated for regulatory purposes or deposited with clearing organizations, securities with a market value of $837,725, primarily collateralizing resale agreements, have been segregated in a special reserve bank account for the exclusive benefit of customers pursuant to the Reserve Formula requirements of SEC Rule 15c3-3.

    Merrill Lynch Government Securities Inc. ("MLGSI"), a primary dealer in
U.S. Government securities and a subsidiary of the Corporation, is subject to the Capital Adequacy Rule of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 31, 1993, MLGSI's liquid capital of $1,309,081 was 211% of its total market and credit risk, and liquid capital in excess of the minimum required was $566,089.

    Merrill Lynch International Limited ("MLIL") is a United Kingdom registered broker-dealer and is subject to capital requirements of the Securities and Futures Authority. Minimum capital as defined, must exceed total financial resources. At December 31, 1993, MLIL's regulatory net capital was $1,317,655, and exceeded the minimum required by $313,762.

    The Corporation's insurance subsidiaries are subject to various regulatory restrictions that limit the amount available for distribution as dividends. As of December 31, 1993, $648,663, representing 88% of the insurance subsidiaries' net assets, was unavailable for distribution to the Corporation.

    Over 40 U.S. and non-U.S. subsidiaries are subject to regulatory requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may limit the amounts that these subsidiaries dividend or advance to the Corporation. At December 31, 1993, restricted net assets of all subsidiaries were $4,338,640.
In addition, to satisfy rating agency standards, a subsidiary of the Corporation must also meet certain minimum capital requirements. At December 31, 1993, this minimum capital requirement was $358,256.

    There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock; and (b) the governing provisions of the Delaware General Corporation Law.

EMPLOYEE BENEFIT PLANS

The Corporation provides retirement benefits to its employees worldwide through defined contribution plans, a group annuity contract and international defined benefit plans. The Corporation reserves the right to amend or terminate these plans at any time.

DEFINED CONTRIBUTION PLANS

The U.S. defined contribution plans consist of the Retirement Accumulation
Plan ("RAP"), the Employee Stock Ownership Plan ("ESOP"), and the 401(k) Savings & Investment Plan ("SIP"). The RAP, ESOP and SIP cover substantially all U.S. employees who have met the age and/or service requirements.

    Allocations of stock held in the ESOP and cash contributions to the RAP are made quarterly based on years of service, age and eligible compensation. Generally, only cash contributions are deductible for income tax purposes.

    In 1989, the Corporation sold 24,341,470 shares of common stock to the ESOP trust. The ESOP trust acquired the shares with residual funds transferred from a terminated defined benefit pension plan and loan proceeds from a subsidiary of the Corporation.

    Shares held in the ESOP resulting from cash funding are being allocated to participants' accounts over a period of not more than eight years, ending in 1997. Shares held in the ESOP funded by the loan are allocated to participants' accounts as principal as the loan is repaid. The loan to the ESOP trust, due September 5, 1999, bears interest at 9.1% per annum, with principal and interest payable quarterly upon receipt of dividends on certain shares of common stock or other cash contributions. Interest incurred on the ESOP debt during 1993, 1992 and 1991 amounted to $4,675, $5,119 and $5,626, respectively. The 1993, 1992 and 1991 dividends on ESOP shares used for debt service amounted to $10,044, $9,678 and $9,705, respectively.

    As of December 31, 1993, 10,964,694 shares were allocated to participant accounts since the inception of the ESOP. The unallocated portion of shares purchased with the residual funds of $140,684 from the terminated defined benefit pension plan, and the $46,470 outstanding loan to the ESOP trust, which is included in employee stock transactions, are included as reductions to stockholders' equity.

    Employees can participate in the SIP by contributing, on a tax deferred basis, up to 15% of their eligible compensation but not more than the maximum annual amount allowed by law. The Corporation's contributions are equal to one-half of the first 4% of each participant's eligible compensation contributed to the SIP, up to a maximum of fifteen hundred dollars annually. No corporate contributions are made for participants who are also Employee Stock Purchase Plan participants.

GROUP ANNUITY CONTRACT

In the U.S., the Corporation purchased a group annuity contract from Metropolitan Life Insurance Company ("Metropolitan") which guarantees the payment of benefits vested under a defined benefit plan terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974. At December 31, 1993, a substantial portion of the assets of Metropolitan supporting the annuity were invested in U.S. Government and agency securities. The Corporation, under a supplemental agreement, may be responsible for, or benefit from, actuarial experience and investment performance of these annuity assets.

INTERNATIONAL DEFINED BENEFIT PLANS

Employees of certain non-U.S. subsidiaries participate in various local plans. These pension plans provide benefits that are generally based on years of credited service and a percentage of the employee's eligible compensation during the final years of employment. The Corporation's funding policy has been to contribute annually the amount necessary to satisfy local funding standards.

PENSION PLAN COST AND FUNDED STATUS

Pension cost includes the following components:

- -------------------------------------------------------------------------
                                           1993         1992         1991
- -------------------------------------------------------------------------
Defined benefit plans (1):
  Service cost for benefits earned
   during the year(2)                 $  12,328    $  11,333    $   8,512
  Interest cost on projected
   benefit obligation                    89,115       84,366       78,254
  Actual return on plan assets         (281,022)    (107,549)    (189,527)
  Deferral and amortization of
   unrecognized items                   188,700       21,441      107,004
                                      ---------    ---------    ---------
Total defined benefit plan cost           9,121        9,591        4,243
Defined contribution plan cost          146,148      133,264      111,904
                                      ---------    ---------    ---------
Total pension cost(3)                 $ 155,269    $ 142,855    $ 116,147
                                      =========    =========    =========
- -------------------------------------------------------------------------

(1) The following actuarial assumptions were used in calculating the defined benefit cost (credit) and benefit obligations. Rates as of the beginning of the year are:






- ----------------------------------------------------
                                1994    1993    1992
- ----------------------------------------------------
Discount rate                   6.7%    7.9%    8.0%
Rate of compensation
  increase (not applicable
  to terminated plan)           5.9%    6.3%    7.5%
Expected long-term
  rate of return
  on plan assets                6.7%    7.6%    7.6%
- ----------------------------------------------------

(2) The Corporation calculated service cost using the projected unit credit method based on years of service to date.

(3) Total pension cost excludes supplemental retirement and other benefit plan costs.

The funded status of the defined benefit plans (including the terminated plan) follows:

- ----------------------------------------------------------------------------------------------------
                                                                1993                            1992
                                        ----------------------------    ----------------------------
                                             PENSION PLANS IN WHICH:         PENSION PLANS IN WHICH:
                                        ----------------------------    ----------------------------
                                              ASSETS     ACCUMULATED          ASSETS     ACCUMULATED
                                            EXCEEDED        BENEFITS        EXCEEDED        BENEFITS
                                         ACCUMULATED        EXCEEDED     ACCUMULATED        EXCEEDED
                                            BENEFITS          ASSETS        BENEFITS          ASSETS
                                        ------------    ------------    ------------    ------------
Actuarial present value of:
  Vested accumulated benefit
   obligation                            $(1,266,994)     $(33,072)      $(1,060,598)      $(27,478)
  Non-vested accumulated benefit
   obligation                                 (3,903)       (4,877)           (3,523)        (3,663)
                                         -----------      --------       -----------       --------
  Accumulated benefit obligation          (1,270,897)      (37,949)       (1,064,121)       (31,141)
  Effect of assumed increase in
   compensation levels                       (17,430)      (17,309)          (18,050)       (15,743)
                                         -----------      --------       -----------       --------
  Projected benefit obligation            (1,288,327)      (55,258)       (1,082,171)       (46,884)
Plan assets at fair value                  1,445,016        12,503         1,191,834         13,162
                                         -----------      --------       -----------       --------
Plan assets in excess of (less
 than) projected benefit
  obligation                                 156,689       (42,755)          109,663        (33,722)
Unrecognized net liability at
 transition                                    3,460         1,368             3,759          1,620
Unrecognized net (gain) loss                 (13,526)       13,224            17,740          5,236
Unrecognized prior service
 (benefit) cost                               (2,833)       (1,594)            2,945         (1,178)
                                         -----------      --------       -----------       --------
Prepaid (accrued) benefit cost           $   143,790      $(29,757)      $   134,107       $(28,044)
                                         ===========      ========       ===========       ========
- ----------------------------------------------------------------------------------------------------

SUPPLEMENTAL RETIREMENT AND OTHER BENEFIT PLANS

The Corporation also has supplemental retirement and other benefit plans.
The unfunded projected benefit obligation was $8,959 and $7,711 in 1993 and 1992, respectively. Supplemental retirement and other benefit plan costs were $1,469, $1,305 and $1,464 in 1993, 1992, and 1991, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Corporation provides health and life insurance benefits to retired employees. The health care component is contributory, with retiree contributions adjusted periodically. The life insurance component of the plan is noncontributory. The accounting for health care anticipates future changes in cost-sharing provisions. The Corporation reserves the right to amend or terminate these programs at any time. Full-time employees of the Corporation become eligible for these benefits upon attainment of age 55 and completion of 10 years of service. Prior to the adoption of SFAS No. 106 (see Accounting Changes Note to the Consolidated Financial Statements), the cost of these benefits was expensed as claims were paid and totaled $6,379 in 1991.

    Net periodic postretirement benefit expense included the following components:

- ----------------------------------------------------------------------------
                                                              1993      1992
- ----------------------------------------------------------------------------
Service cost                                               $ 4,593   $ 4,144
Interest cost on accumulated postretirement benefit
  obligation                                                11,254    10,293
                                                           -------   -------
TOTAL                                                      $15,847   $14,437
                                                           =======   =======
- ----------------------------------------------------------------------------

    The Corporation pays claims as incurred. As of December 31, 1993, the plan had not been funded. The amounts recognized for the Corporation's postretirement benefit plans follow:














- ------------------------------------------------------------------
                                                1993          1992
- ------------------------------------------------------------------
Accumulated postretirement benefit
 obligation:
  Retirees                                 $ (58,597)    $ (61,738)
  Fully eligible active plan
   participants                              (36,769)      (37,600)
  Other active plan participants             (42,254)      (40,783)
                                          ----------    ----------
  Subtotal                                  (137,620)     (140,121)

  Unrecognized net gain from past
   experience different from that
   assumed and from changes in
   assumptions                               (16,900)           --
                                          ----------    ----------
Postretirement benefits accrued
 liability                                 $(154,520)    $(140,121)
                                          ==========    ==========
- ------------------------------------------------------------------

    The following actuarial assumptions were used in calculating the postretirement benefit cost and obligations. Rates as of the beginning of the year are:

- -------------------------------------------------------------
                                               1994      1993
- -------------------------------------------------------------
Discount rate                                  6.8%      8.0%
Health care cost trend rates (assumed
 to decrease gradually until the year
 2000 and remain constant thereafter):
  Pre-65                                      12.0%-    14.0%-
                                               5.5%      7.0%
  Post-65                                     10.0%-    11.0%-
                                               4.5%      5.0%
- -------------------------------------------------------------

    The assumed health care cost trend rate has a significant effect on the amounts reported above. Increasing the assumed trend rate by one percentage point per year would increase the accumulated postretirement benefit obligation as of December 31, 1993 and December 25,

1992 by $19,312 and $18,636, respectively, and increase the aggregate of service and interest costs for 1993 and 1992 by $2,659 and $2,180, respectively.

POSTEMPLOYMENT BENEFITS

The Corporation provides salary, medical coverage, life insurance and retirement benefits for employees on extended leave due to injury or illness. The Corporation reserves the right to amend or terminate this program at any time. The Corporation is mandated by state regulation to provide reimbursements for medical costs, rehabilitation costs, and certain lost wages to employees in the event of work-related illness or injury. Federal law also requires the Corporation to offer continued medical coverage to all terminated employees for up to 18 months. Full-time employees are eligible for all of these benefits as of their first day of employment. The Corporation funds these benefit requirements through a combination of self-insured and insured plans.

    In 1993, the Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (see Accounting Changes Note to the Consolidated Financial Statements). A charge of $60,495 ($35,420 after income taxes), representing the transition obligation, was recorded as a cumulative effect of a change in accounting principle. Excluding the cumulative effect charge, the adoption of SFAS No. 112 had no material effect on the Corporation's results of operations.

EMPLOYEE STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Employee Stock Purchase Plan ("ESPP") allows eligible employees to invest from 1% to 10% of their eligible compensation, subject to certain limitations, in the Corporation's common stock at a purchase price equal to 85% of the fair market value of the stock on four quarterly investment dates. Stock purchases are generally made through authorized payroll deductions. Up to 25,000,000 shares of the Corporation's common stock have been authorized for issuance under the ESPP.

    The activity in the ESPP for the two most recent fiscal years was as follows:

- -----------------------------------------------------------
                                                ESPP SHARES
                                   ------------------------
                                        1993           1992
- -----------------------------------------------------------
Available, beginning of year       7,914,788      9,246,704
Authorized during the year                --             --
Purchased through plan              (984,432)    (1,331,916)
                                   ---------     ----------
Available, end of year             6,930,356      7,914,788
                                   =========     ==========
- -----------------------------------------------------------

EQUITY CAPITAL ACCUMULATION PLAN

The Equity Capital Accumulation Plan ("ECAP") provides for grants for both Performance and Restricted Shares to senior management and other eligible employees who pay no cash consideration therefor. Upon grant, Restricted Shares become issued and outstanding shares of the Corporation's common stock and are subject to forfeiture during the established Restricted Period. A Performance Share is deemed to be equivalent in fair market value to one share of the Corporation's common stock and is subject to forfeiture during the established Performance Period. Performance Shares are payable 50% in cash and 50% in the Corporation's common stock. Payment of Restricted Shares and Performance Shares is contingent upon continued employment for a specified period of time and, with respect to Performance Shares, the achievement of specific performance goals.
Up to 26,200,000 shares of the Corporation's common stock have been authorized for issuance under the ECAP. At December 31, 1993, there were 2,813,148 shares available for issuance to employees under the ECAP, which would be reduced to 2,310,480 shares as long as the Corporation continues to have the ECAP qualify under Rule 16b-3 of the Securities Exchange Act of 1934 ("Rule 16b-3 Qualifica-tion").

    The activity in the ECAP for the years ended December 31, 1993 and December 25, 1992 was as follows:
























- -----------------------------------------------------------
                                                PERFORMANCE
                        RESTRICTED SHARES      SHARE GRANTS
                  ----------------------- -----------------
                        1993         1992    1993      1992
- -----------------------------------------------------------
Outstanding,
  beginning
  of year          6,962,698   11,595,946      --   645,000
Granted               67,638       25,540      --        --
Paid or
  released
  from con-
  tingencies      (4,795,464)  (4,455,956)     --  (361,200)
Forfeited           (143,082)    (202,832)     --  (283,800)
                  ----------   ----------     ---   -------
Outstanding,
  end of
  year             2,091,790    6,962,698      --        --
                  ==========   ==========     ===   =======
- -----------------------------------------------------------

FINANCIAL CONSULTANT CAPITAL ACCUMULATION AWARD PLAN

Under the Financial Consultant Capital Accumulation Award Plan and its predecessor plans ("FCCAAP"), eligible employees are granted awards generally based upon their prior year's performance. Payment for an award is contingent upon continued employment for a specified period of time and is subject to forfeiture during that period. The award is payable at the end of such period in either common shares of the Corporation or in cash, depending on the market value of the Corporation's common stock. A total of 20,222,830 shares of the Corporation's common stock are authorized for issuance under the FCCAAP. Shares of common stock issuable under the FCCAAP may only be from shares held as treasury stock. Although the first grant is scheduled to be paid in l996, under certain circumstances grants may be paid prior to the scheduled dates. At December 31, 1993, there were 6,869,898 shares available for issuance under the FCCAAP.

LONG-TERM INCENTIVE COMPENSATION PLAN

The Long-Term Incentive Compensation Plan ("Long-Term Plan") provides for grants of Performance Shares and Units, Restricted Shares and Units, Incentive and Nonqualified Stock Options, Stock Appreciation Rights and Other ML & Co. Securities to certain key employ-ees. Up to 80,000,000 shares of the Corporation's common stock have been authorized for distribution under the Long-Term Plan. Performance Units, Restricted Units and in certain circumstances Stock Appreciation Rights and Other ML & Co. Securities are paid in cash.

    Payments under the Long-Term Plan are contingent upon continued employment for a specified period of time, and with respect to Performance Shares and Performance Units, the achievement of specific performance goals.

    Upon grant, a Performance Share is deemed to be equivalent in fair market value to one share of the Corporation's common stock, and shares issued in payment could be subject to a Restricted Period subsequent to the termination of the Performance Period. Restricted Shares are shares of the Corporation's common stock that are subject to forfeiture during a Vesting Period. Each Performance and Restricted Unit is deemed to be equivalent in fair market value to one share of common stock and is payable in cash at the end of the Performance Period, or Vesting Period. Performance Shares or Restricted Shares could be subject to a certain Restricted Period subsequent to the termination of the Performance Period or Vesting Period. Cash amounts equal to cash dividends payable on an equivalent number of shares of the Corporation's common stock are payable to Restricted Unit holders and may be payable to Performance Unit and Performance Share holders. As of December 31, 1993, there have been no grants of Performance Shares, Performance Units, Stock Appreciation Rights, Incentive Stock Options, or Other ML & Co. Securities under the Long-Term Plan.

    The activity for Restricted Shares and Units under the Long-Term Plan for the years ended December 31, 1993 and December 25, 1992 is presented below:

- ------------------------------------------------------------------------
                                                         RESTRICTED UNIT
                         RESTRICTED SHARES                        GRANTS
                 ------------------------- -----------------------------
                       1993           1992           1993           1992
- ------------------------------------------------------------------------
Outstanding,
  beginning
  of year         4,918,230      6,200,802      5,083,318      6,361,934
Granted           1,720,818      1,624,776      1,765,306      1,632,832
Forfeited or
  released
  from con-
  tingencies     (4,906,894)    (2,907,348)    (4,950,356)    (2,911,448)
                 ----------     ----------     ----------     ----------
Outstanding,
  end of year     1,732,154      4,918,230      1,898,268      5,083,318
                 ==========     ==========     ==========     ==========
- ------------------------------------------------------------------------

    Under the Long-Term Plan, eligible employees may also be granted Incentive and Nonqualified Stock Options to purchase shares of the Corporation's common stock. The exercise price of Incentive Stock Options may not be less than 100% of the fair market value of the Corporation's common stock at time of grant.
The exercise price for Nonqualified Stock Options is established at the time of grant and cannot be less than 50% of the fair market value of a share of common stock at the time of grant. Stock Options granted in 1989 through 1993 are exercisable in four equal installments commencing one year after the date of grant. The Stock Options expire 10 years after their grant date.

    The activity for Nonqualified Stock Options under the Long-Term Plan for the years ended December 31, 1993 and December 25, 1992 was as follows:

- ---------------------------------------------------------
                                 SHARES SUBJECT TO OPTION
                                 ------------------------
                                      1993           1992
- ---------------------------------------------------------
Balance, beginning of year      27,408,324     27,280,924
Granted                          5,862,666      5,440,700
Exercised                       (5,742,374)    (4,607,822)
Forfeited or surrendered          (523,845)      (705,478)
                                ----------     ----------
Balance, end of year            27,004,771     27,408,324
                                ==========     ==========
- ---------------------------------------------------------

    At December 31, 1993, approximately 8,741,000 options were exercisable at prices per share ranging from $10.6875 to $34.3750. During 1993, share prices for the attributed fair market value of shares acquired by the exercise of options ranged from $29.4063 to $50.4688.

    At December 31, 1993, there were 34,460,360 shares available (net of shares reserved for issuance upon exercise of options) for issuance to employees under the Long-Term Plan. Restricted Shares forfeited by employees after October 31, 1991 (totaling 239,452 shares) have been excluded from shares available for issuance because the Corporation has elected Rule 16b-3 Qualification for the Long-Term Plan. In January 1994, eligible participants were granted Nonqualified Stock Options for 4,526,300 shares. In February 1994, 1,257,827 and 1,495,645 Restricted Shares and Units, respectively, were granted to eligible employees.

INCENTIVE EQUITY PURCHASE PLAN

The Incentive Equity Purchase Plan ("IEPP") allows selected employees to purchase the Corporation's common stock at a price equal to the book value per share as of the valuation date preceding the purchase date ("Book Value Shares"). These shares may be sold back to the Corporation at the book value per share as of the valuation date preceding the sale (adjusted for certain non-recurring items), provided they have been held for a minimum of six months.

    Alternatively, Book Value Shares may be exchanged at any time for a specified number of freely transferable market shares, the number of which is determined by the ratio of book value to market value at the time of purchase. Up to 30,000,000 shares of the Corporation's common stock have been authorized for issuance under the IEPP. At December 31, 1993, 23,788,290 shares were available for purchase by eligible employees. Because the Corporation has elected Rule 16b-3 Qualification for the IEPP, shares reacquired from employees after April 25, 1991 through purchase or exchange have been excluded from total Book Value Shares available for purchase. Book Value Shares outstanding as of December 31, 1993 and December 25, 1992 were 1,464,900 and 1,530,800, respectively.

MANAGEMENT CAPITAL ACCUMULATION PLAN

Under the Management Capital Accumulation Plan ("MCAP"), eligible retail management employees are granted MCAP Units. MCAP Units are equivalent to, and payable in, shares of the Corporation's common stock. Payment of MCAP Units is contingent upon continued employment for a specified period of time and is subject to forfeiture during this period. During this period, MCAP Units are credited with an amount equal to cash dividends payable on an equivalent number of shares of the Corporation's common stock. Such dividend equivalents are converted into additional MCAP Units. A total of 4,000,000 shares of the Corporation's common stock are authorized for issuance under the MCAP. Shares of common stock issued under the MCAP may only be from shares held as treasury stock. At December 31, 1993, there were 1,920,498 shares available for issuance to employees under the MCAP. At December 31, 1993, there were no MCAP Units outstanding. At December 25, 1992, 712,800 MCAP Units were outstanding.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Corporation operates in all major global financial markets and, as such, enters into transactions involving a wide variety of financial instruments that have both on- and off-balance-sheet implications. These financial instruments, often referred to as "derivatives," are represented by a contractual agreement and include financial futures, forward contracts, options, and interest rate, currency, and equity-linked swaps, including swap options, caps, collars and floors.

    The Corporation uses derivatives in conjunction with on-balance-sheet financial instruments to facilitate customer transactions, to manage its own interest rate, currency and market risk, and to meet trading and financing needs. Derivative contracts often involve future commitments to swap interest payment streams, to purchase or sell other financial instruments (including mortgage-backed securities) at specified terms on a specified date, or to exchange currencies. In addition, the Corporation purchases and writes options on a wide range of financial instruments such as securities, currencies, futures and various market indices. (See the "Derivative Financial Instruments" section of Management's Discussion and Analysis-unaudited.)

    Transactions involving derivative financial instruments may contain both market and credit risk in excess of amounts recognized in the Consolidated Balance Sheets.

MARKET RISK

Market risk is the potential change in value caused by movements in interest rates, foreign exchange rates or market prices of the underlying financial instrument. Market risk is also caused by volatility and illiquidity in the markets in which financial instruments are traded.

    The notional or contractual amounts of derivative financial instruments provide only a measure of involvement in these types of transactions and do not represent the amounts subject to market risk. In many cases, these financial instruments limit the Corporation's exposure to losses from market risk by hedging other on- or off-balance-sheet transactions. The Corporation seeks to control market risk by developing and refining hedging strategies that correlate price and currency movements of trading inventories and related hedges.

    The notional or contractual amounts of these instruments are set forth below:

- ----------------------------------------------
                                   NOTIONAL OR
                            CONTRACTUAL AMOUNT
                            ------------------
(In Billions)                      1993   1992
- ----------------------------------------------
Forward Contracts:
  Securities(1)                    $ 53   $ 33
  Foreign Exchange(2)               101     72
Securities Futures Contracts(3)     105    190
Swap Agreements:(4)
  U.S. Dollar                       360    224
  Non-Dollar                        200    133
Options Written:
  Securities                         48     17
  Foreign Exchange                   24     27
- ----------------------------------------------

(1) Represents purchases of $29 and sales of $24 in 1993 and purchases of $17 and sales of $16 in 1992.
(2) Represents purchases of $50 and sales of $51 in 1993 and purchases of $34 and sales of $38 in 1992.
(3) Represents purchases of $30 and sales of $75 in 1993 and purchases of $151 and sales of $39 in 1992.
(4) Includes swap options, caps, collars and floors.

    The majority of the Corporation's off-balance-sheet transactions are short-term in duration with a weighted average maturity of approximately 2.62 years as of December 31, 1993 and 2.21 years as of December 25, 1992. The remaining maturities for notional or contractual amounts outstanding for swaps and other derivatives follow:



                       [GRAPHIC NO. 5 TO APPEAR HERE]



    In addition to futures, forward, swap and option contracts, the Corporation enters into commitments to sell securities not yet purchased which are recorded as liabilities on the Consolidated Balance Sheets. The Corporation is exposed to off-balance-sheet risk that potential market price increases will cause the ultimate obligations under these commitments to exceed the amount recognized on the balance sheet.

CREDIT RISK

Credit risk is the amount of accounting loss that the Corporation would incur if a counterparty failed to perform its obligations under contractual terms and the collateral held was deemed worthless. The Corporation has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties.

    The Corporation also seeks to control credit risk by following an established credit approval process, monitoring credit limits, and by requiring collateral where appropriate. Certain contracts require counterparties to pledge collateral at the onset of the transaction or when certain credit sensitive provisions are triggered during the life of the transaction. Collateral usually is in the form of cash, U.S. Government and government agency securities, medium-term notes or asset-backed securities, depending upon the nature of the transaction. Collateral exposures are monitored and collateral levels and transaction limits are adjusted, as appropriate, to minimize risk. The Corporation also seeks to limit its credit exposure through the use of legally enforceable master netting agreements. These agreements provide for the net settlement of covered contracts with the same counterparty in the event of default or early termination.

    The notional or contractual values of financial futures, forward contracts and swap agreements do not represent exposure to credit risk, which is limited to the current cost of replacing those contracts in a gain position (i.e., the accounting loss). For futures contracts, the Corporation usually does not intend to take or make physical delivery of the underlying security, asset, or index. Since futures contracts require daily cash settlement, the related risk of accounting loss at any given time is limited to a one-day net positive change in market value. The replacement cost for purchased option contracts in a gain position, or for written option contracts in a loss position, is recorded separately as an asset or a liability, respectively. Realized and unrealized gains and losses on forward contracts and swaps and other derivatives used for trading and hedging purposes are recognized currently in principal transactions revenues. The net unrealized gain or loss on these contracts is included in the Consolidated Balance Sheets.

    Beginning in 1994, however, the Corporation is required to present unrealized gains as assets and unrealized losses as liabilities separately on the Consolidated Balance Sheets in accordance with Financial Accounting Standards Board Interpretation No. 39 ("Interpretation No. 39"), "Offsetting of Amounts Related to Certain Contracts." Interpretation No. 39 allows the offsetting of unrealized gains and losses for swap, forward and other similar exchange or conditional type contracts executed with the same counterparty covered by a legally enforceable master netting agreement.

    The replacement cost not recorded on the Consolidated Balance Sheet at December 31, 1993 that would have been recorded under Interpretation No. 39 is summarized as follows:

- ----------------------------------------------------------------------
                                                 FORWARD          SWAP
(In Millions)                                  CONTRACTS    AGREEMENTS
- ----------------------------------------------------------------------
Replacement cost of contracts
  in a gain position                               $ 952       $ 6,483
Less: (liabilities) assets recorded
  on the consolidated balance sheet                   (6)          735
                                                   -----       -------
Credit exposure not recorded on
  the consolidated balance sheet                   $ 958       $ 5,748
                                                   =====       =======
- ----------------------------------------------------------------------

    At December 25, 1992, the replacement cost for forward contracts and swap agreements in a gain position was $1,227,000 and $3,396,000, respectively.

    To reduce credit risk, the Corporation requires collateral on certain derivative financial instrument transactions, consisting principally of U.S. Government and agency securities. Presented below is a summary of counterparty credit ratings for the replacement cost (net of $564,000 collateral) of contracts in a gain position. At December 31, 1993, 94% of such contracts were with investment grade counterparties.




                       [GRAPHIC NO. 6 TO APPEAR HERE]



    In the normal course of business, the Corporation executes, settles and finances various customer securities and commodity transactions. These transactions include the purchase and sale (including "short sales") of securities, the writing of options, and the purchase and sale of commodity and financial futures contracts. These activities may expose the Corporation to off-balance-sheet risk arising from the potential that customers or counterparties may fail to satisfy their obligations and the collateral will be insufficient. In these situations, the Corporation may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to its customers or counterparties. The Corporation seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines.

    The Corporation also borrows and lends securities to finance securities transactions and to facilitate the settlement process, utilizing both securities owned by the Corporation and securities owned by customers collateralizing margin debt. In addition, security transactions are financed through collateralized resale and repurchase agreements.

    The Corporation enters into resale agreements, generally collateralized by U.S. Government and government agency securities, medium-term notes or asset-backed securities with a market value in excess of the Corporation's receivable under the contract. For repurchase agreements, the Corporation provides collateral to counterparties with a market value in excess of the Corporation's obligation under the contract.

    Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed to receive) are recorded at the amount for which the securities were acquired and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed to receive, the Corporation may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

    The market value of securities owned by the Corporation that have been loaned or were collateralizing either repurchase agreements or obligations associated with various settlement processes at December 31, 1993 and December 25, 1992, was $45,373,000 and $20,492,000, respectively.

    The Corporation, in the normal course of business, enters into commitments to extend credit, predominantly at floating interest rates, in connection with certain merchant banking transactions and to provide customers with lines of credit collateralized by first and second mortgages on real estate or certain liquid assets of small businesses. The Corporation also issues various guarantees to counterparties in connection with certain leasing, securitization, and other transactions. Such commitments and guarantees expose the Corporation to off-balance-sheet credit risk. These commitments and guarantees, which usually have a fixed expiration date, are contingent on certain contractual conditions and may require the payment of a fee by the counterparty. Once commitments are drawn upon or guarantees are issued, the Corporation may require the counterparty to post collateral depending upon the creditworthiness of the counterparty and market conditions. The contractual amounts of these commitments and guarantees represent the amounts at risk should the contract be fully drawn upon, the client default and the value of the existing collateral become worthless.

    The total amount of outstanding commitments and guarantees may not represent future cash requirements as commitments may expire without being drawn upon. As of December 31, 1993 and December 25, 1992, the Corporation was committed to extend credit of $1,248,000 and $1,072,000, respectively. As of December 31, 1993 and December 25, 1992, the Corporation had outstanding guarantees totaling $587,000 and $631,000, respectively. The fair value of these outstanding guarantees was $39,000 at year-end 1993 and $43,000 at year-end 1992.

CONCENTRATIONS OF CREDIT RISK

The Corporation provides brokerage, investment, financing, insurance and related services to a diverse group of domestic and foreign clients which include governments, corporations, and institutional and individual investors. As a market-maker, the Corporation takes principal positions in domestic and foreign governments and corporate obligations.

    The Corporation's exposure to credit risk associated with these transactions is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in geographic, industry or economic factors. To alleviate the potential for risk concentration, credit limits are established and continually monitored in light of changing counterparty and market conditions.

    At December 31, 1993, the Corporation's most significant concentration of credit risk is with the U.S. Government and its agencies. This concentration arises from trading and investment securities owned. Total holdings of U.S. Government and agency securities, were $8,533,000 or 6% of total assets at December 31, 1993.

    At December 31, 1993, the Corporation had concentrations of credit risk with other counterparties including an Asian and a European sovereign both rated
AA+ or above by Standard and Poor's or Aa1 or above by Moody's. In addition, the Corporation had a concentration of credit risk in short-term debt of a Latin American sovereign predominantly rated A-1+ by Standard and Poor's. The total exposure to these counterparties, excluding collateral held, was $3,498,000 or 2% of total assets.

    In addition to these specific exposures, the Corporation's most significant industry concentration is domestic and foreign financial institutions. These financial institutions include other brokers and dealers, commercial banks, insurance companies, and mutual funds. This concentration arises in the normal course of the Corporation's brokerage, trading, financing and underwriting activities. In connection with its mortgage trading activities, the Corporation had resale agreements totaling $3,400,000 with mortgage bankers, banks, and thrifts at December 31, 1993. These agreements were collateralized by whole loans with a market value of $3,800,000.

    The Corporation's credit exposure relates to the risk of non-performance by customers or counterparties in fulfilling their contractual obligations, and can be directly influenced by volatile or illiquid trading markets. The Corporation attempts to minimize credit risk associated with these activities by monitoring customer/counterparty credit exposure and collateral values daily and requiring additional collateral to be deposited with or returned to the Corporation when deemed necessary. Additionally, the Corporation monitors regional exposures worldwide. Within these regions, sovereign governments represent the most significant concentration, followed by financial institutions, non-financial institutions and individuals.

    In conjunction with its investment and merchant banking activities, the Corporation, from time to time, provides short-term bridge financing and other extensions of credit and equity investments to facilitate leveraged transactions. In the normal course of its business, the Corporation also purchases, sells and makes markets in non-investment grade securities. Non-investment grade securities have been defined as debt and preferred equity securities which are rated by Standard and Poor's as BB+ or lower and by Moody's as Ba1 or lower (or equivalent ratings for other instruments and non-U.S. securities), certain sovereign debt issued by emerging market countries, amounts due under various derivative contracts from non-investment grade counterparties, as well as non-rated securities which in the opinion of management are non-investment grade.

    These activities expose the Corporation to a higher degree of credit risk than is associated with investing, extending credit, underwriting and trading in investment grade instruments. At December 31, 1993, the Corporation's aggregate exposure to credit risk (both on- and off-balance-sheet) associated with non-investment grade securities, high-yield financings and highly leveraged transactions amounted to $4,721,000. (See "Non-Investment Grade Holdings and Highly Leveraged Transactions" included in Management's Discussion and Analysis-unaudited.)

COMMITMENTS AND CONTINGENCIES

LEASES

The Corporation has entered into various noncancelable long-term lease agreements for premises and equipment that expire through 2024 including the World Financial Center headquarters ("WFC"). The Corporation has also entered into various noncancelable short-term lease agreements which are primarily monthly commitments of less than one year under equipment leases. Future minimum rental commitments with initial or remaining noncancelable lease terms exceeding one year are presented below:

- ---------------------------------------------------
                        WFC      OTHER        TOTAL
- ---------------------------------------------------
Minimum Rental
Commitments:
1994             $  124,040   $172,108   $  296,148
1995             $  124,553   $165,941   $  290,494
1996             $  125,409   $149,906   $  275,315
1997             $  125,580   $131,209   $  256,789
1998             $  129,766   $115,248   $  245,014
Thereafter       $2,446,263   $639,567   $3,085,830
- ---------------------------------------------------

  Total minimum rental commitments have not been reduced by $956,858 of minimum sublease rentals to be received in the future under noncancelable subleases.

OTHER COMMITMENTS

In the normal course of business, the Corporation enters into when-issued transactions and underwriting commitments. Settlement of these transactions as of December 31, 1993, would not have a material effect on the consolidated financial condition of the Corporation.

    In the normal course of business, the Corporation obtains letters of credit to satisfy various collateral requirements in lieu of the Corporation depositing securities or cash. A standby letter of credit represents the guarantee of an obligation to a beneficiary on the part of an issuer. Letters of credit aggregated $2,667,000 at December 31, 1993.

    The Corporation provides an investment certificate program for all Financial Consultants. Under this program Financial Consultants meeting minimum production and asset gathering criteria are issued investment certificates with a face amount of $100. Such certificates mature 10 years from date issued and are payable if certain performance requirements are achieved. Failure to achieve such performance requirements and to be continuously employed by the Corporation for the 10-year period results (with certain exceptions) in the certificates expiring. The certificates bear interest commencing with the date the requirements are achieved. Financial Consultants who do not initially meet the eligibility requirements become eligible to receive similar certificates upon meeting such requirements. As of December 31, 1993, the Corporation had $102,798 accrued under this plan.

    The Corporation has service agreements with providers of communications and data processing services. Under the terms of these agreements, the Corporation receives various communications and market data services. As of December 31, 1993, minimum fee commitments under these contracts aggregated $96,400.

LITIGATION

There are numerous civil actions, arbitration proceedings and claims pending against the Corporation as of December 31, 1993, some of which involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time and the results of legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Corporation. Item 3, "Legal Proceedings," in the Corporation's 1993 Annual Report on Form 10-K, which is unaudited and available upon request, contains additional information concerning pending lawsuits.

INDUSTRY AND GLOBAL OPERATIONS

The Corporation operates principally in the financial services industry and services individual and institutional clients. These services, due to certain legal requirements, are conducted through various subsidiaries including those operating as brokers and dealers, insurance companies, and banks.

    The Corporation operates in both international and domestic markets. The Corporation's international business activities operate through regional offices in the Americas, including Latin America and Canada; Europe and the Middle East; and Asia/Pacific, which includes Japan, the Asia Pacific Region and Australia. In Canada, the Corporation is a broker for securities and commodities and a market-maker for bonds and money market instruments. The Corporation also provides investment banking and research for Canadian clients. The Latin American region provides international banking, brokerage and trust services and has been instrumental in the privatization of many Latin American companies. Europe and Middle Eastern operations offer international investment and private banking services, research, and dealer services in Eurobonds, derivatives, equity and fixed-income securities, futures, commodity contracts, and options.

    The Corporation's Asia/Pacific operations conduct business throughout various countries including Japan, Hong Kong, Singapore, Australia, and China. The Corporation has exchange memberships in Tokyo, Hong Kong, Sydney, and Singapore. Traditional retail and institutional services are provided in virtually all locations.

    Although no one method of allocating revenues, expenses, and assets is completely precise, the principal methodology used in preparing the international data set forth below includes the following: (i) commission revenues are recorded at the location of the sales force; (ii) trading revenues are principally recorded at the location of the trader; (iii) investment banking revenues are recorded at the location of the client; and (iv) asset management and portfolio service fees are recorded at the location of the fund manager. Earnings before income taxes include the allocation of certain shared expenses among regions. The information presented below, in management's judgment, provides a reasonable representation of each region's contribution to the consolidated amounts.

- -------------------------------------------------------------------------------
GLOBAL
OPERATIONS          1993       1992       1991       1993       1992       1991
- -------------------------------------------------------------------------------
(IN MILLIONS)           TOTAL REVENUES                     NET REVENUES
Canada and
Latin America    $   526    $   378    $   238    $   377    $   259    $   184
Europe and
Middle East        3,111      1,867      1,304      1,358        953        772
Asia/Pacific         879        374        335        683        309        273
                 -------    -------    -------    -------    -------    -------
  Subtotal         4,516      2,619      1,877      2,418      1,521      1,229
United States     13,475     11,685     11,136      9,309      7,833      6,512
Eliminations      (1,403)      (891)      (660)    (1,169)      (777)      (495)
                 -------    -------    -------    -------    -------    -------
TOTAL            $16,588    $13,413    $12,353    $10,558    $ 8,577    $ 7,246
                 =======    =======    =======    =======    =======    =======
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                          EARNINGS BEFORE
                           INCOME TAXES                    TOTAL ASSETS
Canada and
Latin America    $   139    $    89    $    67    $  5,658   $  2,145   $ 1,076
Europe and
Middle East          481        181        100      37,107     15,645     9,999
Asia/Pacific         191         (3)        12       8,546      2,865     1,569
                 -------    -------    -------    --------   --------   -------
  Subtotal           811        267        179      51,311     20,655    12,644
United States      1,614      1,354        838     106,132     88,835    76,635
Eliminations           -          -          -      (4,533)    (2,466)   (3,020)
                 -------    -------    -------    --------   --------   -------
TOTAL            $ 2,425    $ 1,621    $ 1,017    $152,910   $107,024   $86,259
                 =======    =======    =======    ========   ========   =======
- -------------------------------------------------------------------------------


INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MERRILL LYNCH & CO., INC.:

We have audited the accompanying consolidated balance sheets of Merrill
Lynch & Co., Inc. and subsidiaries as of December 31, 1993 and December 25, 1992 and the related statements of consolidated earnings, changes in consolidated stockholders' equity and consolidated cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation and its subsidiaries at December 31, 1993 and December 25, 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

    As discussed in the note to the consolidated financial statements entitled, "Accounting Changes," in 1993 the Corporation and its subsidiaries changed their method of accounting for postemployment benefits and their method of accounting for certain investments in debt and equity securities to conform with Statements of Financial Accounting Standards No. 112 and No. 115, respectively, and in
1992 changed their method of accounting for postretirement benefits other than pensions and their method of accounting for income taxes to conform with Statements of Financial Accounting Standards No. 106 and No. 109, respectively.


/s/ Deloitte and Touche

New York, New York
February 28, 1994

FIVE-YEAR FINANCIAL SUMMARY

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year Ended Last Friday in December
                                         -------------------------------------------------------------------------------------------
(Dollars in Thousands)                         1989               1990               1991              1992              1993
- ------------------------------------------------------------------------------------------------------------------------------------
REVENUES                                 (52 Weeks)         (52 Weeks)         (52 Weeks)        (52 Weeks)        (53 Weeks)
COMMISSIONS
  Listed securities                      $  988,801   8.8%  $  840,650   7.6%  $1,064,977   8.6% $1,147,142   8.6% $1,408,943   8.5%
  Mutual funds                              321,889   2.8      389,524   3.5      519,089   4.2     667,519   5.0     846,213   5.1
  Money market instruments                  187,159   1.7      189,963   1.7      175,980   1.4     190,525   1.4     165,028   1.0
  Other                                     346,964   3.1      349,017   3.1      406,255   3.3     416,898   3.1     474,044   2.9
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
  Total                                   1,844,813  16.4    1,769,154  15.9    2,166,301  17.5   2,422,084  18.1   2,894,228  17.5
INTEREST AND DIVIDENDS                    5,859,767  52.0    5,944,706  53.3    5,761,061  46.7   5,806,710  43.3   7,099,155  42.8
PRINCIPAL TRANSACTIONS
  Fixed-income and foreign exchange         866,296   7.7    1,146,974  10.3    1,410,165  11.4   1,631,641  12.1   2,176,427  13.1
  Equities                                  383,142   3.4      312,007   2.8      495,563   4.0     534,084   4.0     744,012   4.5
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
  Total                                   1,249,438  11.1    1,458,981  13.1    1,905,728  15.4   2,165,725  16.1   2,920,439  17.6
INVESTMENT BANKING
  Underwriting                              737,983   6.5      534,835   4.8    1,020,310   8.2   1,308,787   9.8   1,646,960   9.9
  Strategic services                        357,896   3.2      260,609   2.3      155,682   1.3     175,280   1.3     184,293   1.1
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
  Total                                   1,095,879   9.7      795,444   7.1    1,175,992   9.5   1,484,067  11.1   1,831,253  11.0
ASSET MANAGEMENT AND PORTFOLIO SERVICE
 FEES                                       676,482   6.0      815,739   7.3    1,003,904   8.1   1,252,829   9.3   1,557,778   9.4
OTHER                                       546,844   4.8      363,205   3.3      339,826   2.8     281,253   2.1     285,324   1.7
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
TOTAL REVENUES                           11,273,223 100.0   11,147,229 100.0   12,352,812 100.0  13,412,668 100.0  16,588,177 100.0
  INTEREST EXPENSE                        5,371,028  47.6    5,363,900  48.1    5,106,344  41.3   4,835,267  36.0   6,029,947  36.4
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
NET REVENUES                              5,902,195  52.4    5,783,329  51.9    7,246,468  58.7   8,577,401  64.0  10,558,230  63.6
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
NON-INTEREST
  EXPENSES
  Compensation and benefits               3,084,028  52.3    3,077,485  53.2    3,867,849  53.4   4,364,454  50.9   5,255,258  49.8
  Occupancy                                 487,928   8.3      519,156   9.0      473,562   6.5     477,754   5.6     572,936   5.4
  Communications and equipment rental       445,457   7.5      375,432   6.5      356,850   4.9     366,161   4.3     385,809   3.6
  Depreciation and amortization             290,089   4.9      289,361   5.0      276,125   3.8     281,228   3.3     308,499   2.9
  Advertising and market development        247,775   4.2      225,712   3.9      249,844   3.5     301,146   3.5     376,881   3.6
  Professional fees                         249,710   4.2      233,565   4.0      235,344   3.3     256,887   3.0     290,324   2.7
  Brokerage, clearing and exchange fees     229,940   3.9      234,031   4.1      239,828   3.3     277,166   3.2     280,712   2.7
  Other                                     555,654   9.4      546,259   9.4      529,648   7.3     631,216   7.3     663,003   6.3
  Provision for restructuring               470,000   8.0           --    --           --    --          --    --          --    --
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
TOTAL NON-INTEREST EXPENSES               6,060,581 102.7    5,501,001  95.1    6,229,050  86.0   6,956,012  81.1   8,133,422  77.0
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
EARNINGS (LOSS) BEFORE INCOME TAXES,
 CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES AND DISCONTINUED
   OPERATIONS                              (158,386) (2.7)     282,328   4.9    1,017,418  14.0   1,621,389  18.9   2,424,808  23.0
  Income Tax Expense                         58,980   1.0       90,472   1.6      321,301   4.4     668,984   7.8   1,030,449   9.8
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT
 OF CHANGES IN ACCOUNTING PRINCIPLES AND
  DISCONTINUED OPERATIONS                  (217,366) (3.7)     191,856   3.3      696,117   9.6     952,405  11.1   1,394,359  13.2
  Cumulative Effect of Changes in
   Accounting Principles, Net of Income
    Taxes                                        --    --           --    --           --    --     (58,580)  (.7)    (35,420)  (.3)
  Discontinued Operations, Net of Income
   Taxes                                      3,981   0.1           --    --           --    --          --    --          --    --
                                         ----------  ----    ---------  ----   ----------  ----  ----------  ----  ----------  ----
NET EARNINGS (LOSS)                       $(213,385) (3.6)% $  191,856   3.3%  $  696,117   9.6% $  893,825  10.4% $1,358,939  12.9%
                                         ==========  ====    =========  ====   ==========  ====  ==========  ====  ==========  ====
- ------------------------------------------------------------------------------------------------------------------------------------

*Revenues and Interest Expense are presented as a percentage of Total Revenues.
 Non-Interest Expenses, Cumulative Effect of Changes in Accounting Principles, Discontinued Operations and Earnings are presented as a percentage of Net Revenues.

QUARTERLY INFORMATION

Presented below are the unaudited results of operations of the Corporation by quarter for 1993 and 1992. Quarterly information includes certain financial statement reclassifications and adjustments for the two-for-one common stock split. The first quarter of 1993 has been restated for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112. Quarterly results for 1992 include the adoption of SFAS No. 106 and SFAS No. 109 (see Accounting Changes Note to the Consolidated Financial Statements). The quarterly information is prepared in conformity with generally accepted accounting principles and reflects all adjustments (which consist of only normal recurring adjustments except as noted above, and a non-recurring $103,000 1993 first quarter pretax lease charge related to the Corporation's decision not to occupy certain floors at its headquarters facility) that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. The nature of the Corporation's business is such that the results of an interim period are not necessarily indicative of results for a full year.

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                            For the Quarter Ended
- ---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands,               Dec. 31,   Sept. 24,    June 25,    Mar. 26,    Dec. 25,   Sept. 25,    June 26,    Mar. 27,
Except Per Share Amounts)                1993        1993        1993        1993        1992        1992        1992        1992
- ---------------------------------------------------------------------------------------------------------------------------------
                                   (14 weeks)  (13 weeks)  (13 weeks)  (13 weeks)  (13 weeks)  (13 weeks)  (13 weeks)  (13 weeks)
Total Revenues                     $4,526,136  $4,140,048  $3,963,009  $3,958,984  $3,263,718  $3,385,910  $3,352,714  $3,410,326
  Interest Expense                  1,768,139   1,506,428   1,408,512   1,346,868   1,186,796   1,230,231   1,226,347   1,191,893
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Revenues                        2,757,997   2,633,620   2,554,497   2,612,116   2,076,922   2,155,679   2,126,367   2,218,433
Non-Interest Expenses               2,160,717   1,991,321   1,959,589   2,021,795   1,715,817   1,761,387   1,736,316   1,742,492
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings Before Income Taxes and
 Cumulative Effect of Changes in
 Accounting Principles                597,280     642,299     594,908     590,321     361,105     394,292     390,051     475,941
Income Tax Expense                    250,041     282,612     249,861     247,935     139,664     165,603     163,821     199,896
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings Before Cumulative Effect
 of Changes in Accounting
 Principles                           347,239     359,687     345,047     342,386     221,441     228,689     226,230     276,045

Cumulative Effect of Changes in
 Accounting Principles (Net of
 Applicable Income Taxes)                  --          --          --     (35,420)        --           --          --     (58,580)
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Earnings                       $  347,239  $  359,687  $  345,047  $  306,966  $  221,441  $  228,689  $  226,230  $  217,465
                                   ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
- ---------------------------------------------------------------------------------------------------------------------------------
Earnings Per Common Share:
Primary                            $     1.53  $     1.57  $     1.52  $     1.35  $      .99  $     1.02  $      .99  $      .93
                                   ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========
Fully Diluted                      $     1.53  $     1.56  $     1.51  $     1.35  $      .98  $     1.02  $      .99  $      .93
                                   ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

The 1993 and 1992 first quarters include the cumulative effect of changes in accounting principles of $(.16) and $(.26) per common share primary and fully diluted, respectively.

Earnings per common share have been restated for the two-for-one common stock split (see Stockholders' Equity Note to the Consolidated Financial Statements).

DIVIDENDS PER COMMON SHARE
(declared and paid)

- --------------------------------------------------------------
                 1ST QTR.    2ND QTR.    3RD. QTR.    4TH QTR.
- --------------------------------------------------------------
1993              $.15        $.175       $.175        $.20
- --------------------------------------------------------------
1992              $.125       $.15        $.15         $.15
- --------------------------------------------------------------

Dividends per common share amounts give effect to the two-for-one common stock split (see Stockholders' Equity Note to the Consolidated Financial Statements).

There are no restrictions on the Corporation's present ability to pay dividends on common stock, other than (a) the Corporation's obligation first to make dividend payments on its preferred stock and (b) the governing provisions of the Delaware General Corporation Law. Certain subsidiaries' ability to declare dividends may also be limited as described in the Regulatory Requirements and Dividends Restrictions Note to the Consolidated Financial Statements.

STOCKHOLDER INFORMATION

Consolidated Transaction Reporting System prices for the specified calendar quarters are noted below. Prices have been restated for the two-for-one common stock split as described in the Notes to Consolidated Financial Statements.

- -----------------------------------------------------------------------------------
           1ST QTR.           2ND QTR.            3RD QTR.            4TH QTR.
         HIGH    LOW        HIGH     LOW        HIGH    LOW         HIGH    LOW
- -----------------------------------------------------------------------------------
1993   $37 1/16  $28      $40 15/16  $33 5/8   $50 7/8  $39 9/16   $51 3/16 $41 3/4
- -----------------------------------------------------------------------------------
1992   $33 3/8   $26 3/4  $27 15/16  $22 3/16  $26 7/8  $24        $31 3/8  $23 1/8
- -----------------------------------------------------------------------------------

The approximate number of record holders of common stock as of February 4, 1994 was 12,600.

                            GRAPHICS APPENDIX LIST
                            ----------------------

 Page Where
   Graphic
   Appears                       DESCRIPTION OF GRAPHIC
- -------------------------------------------------------------------------------

Graphic No. 1       The graph is entitled "Net Earnings (loss) and Per
                    Share Amounts"

                    Presented in millions, except per share amounts, is a bar graph showing Merrill Lynch & Co., Inc.'s net earnings
                    (loss) of ($213), $192, $696, $894 and $1,359 for 1989,
                    1990, 1991, 1992, and 1993, respectively, and per share amounts of ($1.16), $.80, $3.01, $3.92 and $5.98 for 1989 through 1993, respectively. Graph

- -------------------------------------------------------------------------------

Graphic No. 2       The graph is entitled "BOOK VALUE PER COMMON SHARE"

                    Presented is a bar graph showing Merrill Lynch & Co., Inc.'s book value per common share for the past five years of $14.26, $14.99, $17.88, $21.37, and $26.17 at year end
                    1989 through 1993, respectively.

- -------------------------------------------------------------------------------

Graphic No. 3       The graph is entitled "NET REVENUE CATEGORIES AND
                    COMPENSATION AND BENEFITS"

                    Presented is a bar graph comparing Merrill Lynch & Co., Inc.'s net revenue categories with compensation and benefits expense levels for the past five years. Graph is presented in billions with net revenues comprised of commissions, principal transactions, investment banking, asset management and portfolio service fees, net interest, and other. The graph shows total net revenues of $5.9, $5.8, $7.2, $8.6, and $10.6 for year-end 1989 through
                    1993, respectively, and compensation and benefits of $3.1, $3.1, $3.9, $4.4, and $5.3 for 1989 through 1993, respectively.

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Graphic No. 4       The graph is entitled "FEE-BASED REVENUES AS A PERCENTAGE
                    OF FIXED AND SEMI-FIXED EXPENSES"

                    Presented is a bar graph showing Merrill Lynch & Co., Inc's fee-based revenues as a percentage of fixed and semi-fixed expenses. The graph is presented in millions with fixed and semi-fixed expenses of $3,507, $3,392, $3,338, $3,656, and $4,103 for 1989 through 1993, respectively. Fee-based revenues as a percentage of fixed and semi-fixed expenses are 37%, 43%, 51%, 55%, and 59% for 1989 through 1993, respectively.

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Graphic No.5        The graph is entitled "REMAINING MATURITIES OF SWAPS AND
                    DERIVATIVES"

                    Presented is a bar graph showing Merrill Lynch & Co., Inc.'s remaining maturities of swaps and derivatives. The graph is presented in billions with swap and derivatives comprised of swaps, forward contracts, futures contracts, and options written, which, in the aggregate total $891, $508, $389, $297, $215, $132, $102, and $73 for December
                    1993 through 1999, and after 1999, respectively.

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Graphic No. 6       The graph is entitled "CREDIT QUALITY OF SWAPS AND
                    DERIVATIVES COUNTERPARTIES"

                    Presented is a bar graph showing Merrill Lynch & Co., Inc.'s credit quality of swaps and derivatives counterparties. The graph is presented in millions with swaps and derivatives comprised of swaps and forward contracts totaling $901, $392, $1,994, $1,285, $1,114,
                    $761, $270, and $154 in total for AAA (rating agency equivalent), AA+/AA, AA-, A+/A-, A-, BBB, BB+, and other, respectively.